Exhibit 2.1

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT
by and among

AGRICO ACQUISITION CORP.
as Purchaser,

KALERA AS,
as the Company,

FIGGREEN LIMITED,
as Holdco,

KALERA CAYMAN MERGER SUB
as Cayman Merger Sub,

AND

KALERA LUXEMBOURG MERGER SUB SARL,
in process of incorporation and represented by its sole founder, as Lux Merger Sub

Dated as of January 30, 2022

Table of Contents

		Page
Article I MERGERS		3
1.1	Mergers; Company Capital Reduction	3
1.2	Effective Times	4
1.3	Effect of the Mergers	5
1.4	Organizational Documents of the Company and Holdco	5
1.5	Directors and Officers of the Company and Holdco	5
1.6	Effect of Mergers on Issued Securities of Purchaser, Holdco, the Merger Subs and the Company	6
1.7	Exchange Procedures	7
1.8	Treatment of Company Options	9
1.9	Fractional Holdco Ordinary Shares	10
1.10	Tax Consequences	10
1.11	Liquidation of Purchaser	10
Article II CLOSINGS		11
2.1	First Closing	11
2.2	Second Closing	11
2.3	Signatures for the Closings	11
Article III REPRESENTATIONS AND WARRANTIES OF PURCHASER		11
3.1	Organization and Standing	11
3.2	Authorization; Binding Agreement	12
3.3	Governmental Approvals	12
3.4	Non-Contravention	12
3.5	Capitalization	13
3.6	SEC Filings and Purchaser Financials	14
3.7	Absence of Certain Changes	15
3.8	Compliance with Laws	15
3.9	Actions; Orders; Permits	15
3.10	Taxes and Returns	15
3.11	Employees	15
3.12	Investment Company Act	15
3.13	Finders and Brokers	17
3.14	Certain Business Practices	16
3.15	Trust Account	16
3.16	Exclusivity of Representations and Warranties	16
Article IV REPRESENTATIONS AND WARRANTIES OF HOLDCO AND MERGER SUBS		17
4.1	Organization and Standing	17
4.2	Authorization; Binding Agreement	17
4.3	Governmental Approvals	18
4.4	Non-Contravention	18
4.5	Capitalization	18
4.6	Ownership of Exchange Shares	20
4.7	Compliance with Laws	20
4.8	Holdco Activities	20
4.9	Finders and Brokers	20
4.10	Investment Company Act	20
Article V REPRESENTATIONS AND WARRANTIES OF THE COMPANY		21
5.1	Organization and Standing	21
5.2	Authorization; Binding Agreement; No Violation	21
5.3	Capitalization	21
5.4	Subsidiaries	22
5.5	Governmental Approvals	22

i

Table of Contents continued

5.6	Non-Contravention	22
5.7	Financial Statements	23
5.8	Absence of Certain Changes	23
5.9	Compliance with Laws	23
5.10	Company Permits	24
5.11	Litigation	24
5.12	Material Contracts	24
5.13	Intellectual Property	26
5.14	Taxes and Returns	27
5.15	Real Property	28
5.16	Employee Matters	29
5.17	Benefit Plans	30
5.18	Environmental Matters	31
5.19	Transactions with Related Persons	31
5.20	Business Insurance	32
5.21	Customers and Vendors	32
5.22	Certain Business Practices	32
5.23	Data Protection and Cybersecurity	33
5.24	Information Technology	34
5.25	Investment Company Act	34
5.26	Finders and Brokers	34
5.27	Information Supplied	35
5.28	Exclusivity of Representations and Warranties	35
Article VI COVENANTS		35
6.1	Access and Information	35
6.2	Conduct of Business of the Company	36
6.3	Conduct of Business of Purchaser, Holdco and Merger Subs	39
6.4	Purchaser Public Filings	41
6.5	No Solicitation	41
6.6	No Solicitation by Purchaser	44
6.7	Securities Law Matters	44
6.8	Notification of Certain Matters	44
6.9	Efforts	45
6.10	Further Assurances	46
6.11	The Registration Statement	46
6.12	Public Announcements	48
6.13	Post-Closing Board of Directors	49
6.14	Indemnification of Directors and Officers; Tail Insurance	49
6.15	Registration Rights Agreement	50
6.16	Net Tangible Assets	50
6.17	Delisting and Deregistration	50
6.18	Holdco Nasdaq Listing	51
6.19	Equity Plans	51
6.20	Employment Agreements; Other Compensation Matters	51
6.21	Company Shareholder Approval	51
6.22	Merger Sub and Holdco Shareholder Approvals	51
6.23	Section 16 of the Exchange Act	52
6.24	Transfer Taxes	52
6.25	Resignations	52
6.26	Amended Warrant Agreement	52
6.27	Amended Holdco Memorandum and Articles of Association	52
6.28	Norwegian Merger	52
6.29	No Claim Against Purchaser Trust Account	52
6.30	CVR Agreement	53
6.31	Nonregistrable CVRs	53

Table of Contents continued

Article VII CLOSING CONDITIONS		53
7.1	Conditions to Each Party’s Obligations	53
7.2	Conditions to Obligations of the Company	54
7.3	Conditions to Obligations of Purchaser	55
7.4	Frustration of Conditions	56
Article VIII TERMINATION AND EXPENSES		56
8.1	Termination	56
8.2	Manner and Effect of Termination	58
8.3	Termination Fees	58
Article IX MISCELLANEOUS		59
9.1	Nonsurvival of Representations, Warranties and Covenants	59
9.2	Notices	59
9.3	Binding Effect; Assignment	60
9.4	Third Parties	60
9.5	Arbitration	61
9.6	Governing Law; Jurisdiction	61
9.7	Specific Performance	61
9.8	Severability	61
9.9	Amendment	62
9.10	Waiver	62
9.11	Schedules and Exhibits	62
9.12	Entire Agreement	62
9.13	Interpretation	63
9.14	Counterparts	63
9.15	Legal Representation	64
Article X DEFINITIONS		65
10.1	Certain Definitions	65

INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Form of CVR Agreement

Exhibit B	Form of First Merger Plan of Merger

Exhibit C	Form of Second Merger Plan of Merger (Common Draft Terms of Merger)

Exhibit D	Holdco Equity Plan

Exhibit E	Form of Amended Holdco Memorandum and Articles of Association

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of January 30, 2022, by and among (i) Agrico Acquisition Corp., a Cayman Islands exempted company (together with its successors, “Purchaser”), (ii) Figgreen Limited, a private limited company incorporated in Ireland with registered number 606356 (“Holdco”), (iii) Kalera Cayman Merger Sub, a Caymans Islands exempted company (“Cayman Merger Sub”), (iv) Kalera Luxembourg Merger Sub SARL a limited liability company (société à responsabilité limitée), to be incorporated under the laws of the Grand Duchy of Luxembourg, to have its registered office at 12E Rue Guillaume Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg and to registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés, Luxembourg) hereby represented by Holdco as sole founding shareholder acting in the name and on behalf of Kalera Luxembourg Merger Sub SARL (“Lux Merger Sub” and, together with Cayman Merger Sub, the “Merger Subs”) and (v) Kalera AS, a Norwegian private limited liability company (together with its successors and, following the Norwegian Merger, Lux Holdco, the “Company”). Purchaser, Holdco, the Merger Subs and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

WHEREAS, the Company, indirectly through its subsidiaries, engages in the business of controlled environment agriculture, seeds production and research and development of plant and seed science;

WHEREAS, Purchaser is a Cayman Islands exempted company structured as a blank check company incorporated for the sole purpose of effecting a share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Holdco is a private limited company incorporated in Ireland and, after the date hereof and before the First Closing, will re-register as an Irish public company limited by shares and change its name to “Kalera plc”;

WHEREAS, Cayman Merger Sub is a newly incorporated Cayman Islands exempted company that is a wholly owned direct subsidiary of Holdco;

WHEREAS, Lux Merger Sub will be a newly incorporated Luxembourg limited liability company (société à responsabilité limitée) that will be a wholly owned direct subsidiary of Holdco;

WHEREAS, prior to the First Merger Effective Time, the Company will have merged with and into Kalera S.A., a Luxembourg public limited company (société anonyme) (“Lux Holdco”) with Lux Holdco as the surviving entity;

WHEREAS, all actions required to be taken by the Company following the Norwegian Merger shall be taken by Lux Holdco;

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby (a) at least one (1) Business Day prior to the Second Merger, Cayman Merger Sub will merge with and into Purchaser, with Purchaser continuing as the surviving entity and as a wholly owned subsidiary of Holdco (the “First Merger”), the Purchaser will elect to be treated as a “disregarded entity” for U.S. federal income Tax purposes effective immediately after the First Merger (the “DRE Election”), Purchaser will issue Purchaser Ordinary Shares to Holdco (the “Purchaser Share Issuance”) and the Purchaser Shareholders will receive shares in the capital of Holdco and holders of Purchaser Warrants will have their Purchaser Warrants assumed by Holdco and adjusted to become exercisable for shares in the capital of Holdco, in each case as consideration for the First Merger and the Purchaser Share Issuance, (b) at least one (1) Business Day following the First Merger and subject thereto, Lux Merger Sub will merge with and into the Company with the Company as the surviving entity of the Second Merger and in this context the Company will issue shares to Holdco (the “Company Share Issuance”) (the “Second Merger” and together with the First Merger, the “Mergers”), and (c) immediately following and in connection with the Second Merger, the Company Shareholders (except Holdco) will receive shares in the capital of Holdco and the holders of the Company Options will receive the consideration set forth in Section 1.8, in each case as consideration for (i) the Company Shares being cancelled and ceasing to exist by way of a capital reduction of the Company pursuant to the Luxembourg Companies Act (the “Company Capital Reduction”) and (ii) the Company Options being assumed by Holdco or cancelled, as applicable, upon completion of the Second Merger and the Company Capital Reduction, and as a result of the Second Merger and the Company Capital Reduction, the Company will be a wholly owned subsidiary of Holdco;

WHEREAS, as soon as is reasonably practicable following the First Merger, Purchaser will be entered into liquidation (the “Purchaser Liquidation”) pursuant to which Purchaser shall be liquidated and all assets of Purchaser (if any) shall be distributed to Holdco;

WHEREAS, for U.S. federal income tax purposes (and for purposes of any applicable state or local income Tax that follows the U.S. federal income tax treatment of the Transactions), each of the Parties intends that (i) (A) the First Merger and the DRE Election, taken together, will qualify as a single integrated transaction that is treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and the Treasury Regulations thereunder as to which Holdco and Purchaser are parties under Section 368(b) of the Code, and (B) this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), and (ii) (A) the Second Merger and the Company Capital Reduction, taken together, will qualify as a single integrated transaction that is treated as a “reorganization” within the meaning of Section 368(a)(2)(E) of the Code and the Treasury Regulations thereunder as to which Holdco and the Company are parties under Section 368(b) of the Code, and (B) this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a);

WHEREAS, as a condition and inducement to Purchaser’s willingness to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, certain shareholders of the Company have entered into a Company Holders Support Agreement, dated as of the date hereof (the “Company Support Agreement”);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, certain shareholders of Purchaser, the Company and Purchaser have entered into that certain Sponsor Support Agreement (the “Sponsor Support Agreement”), concurrently with the execution and delivery of this Agreement;

WHEREAS, at or immediately prior to the Effective Time, Holdco and a rights agent selected by the Company and reasonably acceptable to the Purchaser (the “Rights Agent”) will enter into a Contingent Value Rights Agreement (the “CVR Agreement”), in substantially the form attached hereto as Exhibit A (subject to modifications contemplated by Section 6.30);

WHEREAS, the sole director or boards of directors (as applicable) of Purchaser, the Company, Holdco, and Cayman Merger Sub have each (a) determined that the Transactions (to the extent such Transactions are applicable to such Person) are fair, advisable and in the best interests of their respective companies and security holders, and (b) approved this Agreement and the Transactions (to the extent such Transactions are applicable to such Person), upon the terms and subject to the conditions set forth herein; and

WHEREAS, certain capitalized terms used herein are defined in Article X hereof.

NOW, THEREFORE, in consideration of the premises set forth above, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
MERGERS

1.1 Mergers; Company Capital Reduction.

(a) At the First Closing, in accordance with the applicable provisions of the Cayman Companies Act, Purchaser and Cayman Merger Sub shall consummate the First Merger by taking those steps in accordance with Section 1.2(a), pursuant to which Cayman Merger Sub shall be merged with and into the Purchaser, the separate legal existence of Cayman Merger Sub shall cease, and Purchaser shall continue as the surviving company and a wholly owned subsidiary of Holdco (the “First Merger Surviving Corporation”) (provided that references in this Agreement to Cayman Merger Sub for periods after the First Merger Effective Time shall include the First Merger Surviving Corporation) in accordance with a plan of merger for the First Merger (the “First Merger Plan of Merger”) substantially in the form set forth in Exhibit B attached hereto, and Purchaser shall elect to be treated as a “disregarded entity” for U.S. federal income Tax purposes effective immediately after the First Merger.

(b) At the Second Closing, in accordance with the applicable provisions of the Luxembourg Companies Act, the Company, Lux Merger Sub and Holdco shall consummate the Second Merger, the Company Share Issuance, and the Company Capital Reduction by taking those steps in accordance with Section 1.2(b), pursuant to which Lux Merger Sub shall be merged with and into the Company with the Company being the surviving entity, following which the separate corporate existence of Lux Merger Sub shall cease and the Company shall continue as the surviving entity and the Company will become a wholly owned subsidiary of Holdco (the “Second Merger Surviving Corporation” and, together with the First Merger Surviving Corporation, the “Surviving Corporations”) (provided that references in this Agreement to the Lux Merger Sub for periods after the Second Merger Effective Time shall include the Second Merger Surviving Corporation) in accordance with the common draft terms of merger (the “Second Merger Plan of Merger”) substantially in the form set forth in Exhibit C attached hereto. Immediately thereafter and in connection therewith, (i) the Company Capital Reduction will occur and (ii) the Company Shareholders (except Holdco) will receive shares in the capital of Holdco as consideration for the Company Capital Reduction and the holders of In-the-Money Company Options will have their In-the-Money Company Options assumed by Holdco and adjusted to become exercisable for shares in the capital of Holdco.

1.2 Effective Times.

(a) On the First Closing Date, Purchaser and Cayman Merger Sub shall cause the First Merger to be consummated in accordance with the First Merger Plan of Merger and with the relevant provisions of the Cayman Companies Act at the time when filings of the First Merger Plan of Merger with the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”) is completed or at such other time as may be agreed by Purchaser and the Company in writing and specified in such filings (the “First Merger Effective Time”).

(b) On the Second Closing Date:

(i) Holdco, the Company and Lux Merger Sub shall cause the Second Merger to be consummated in accordance with the Second Merger Plan of Merger and with the relevant provisions of the Luxembourg Companies Act subject to and on the same date as the First Merger Effective Time or as otherwise specified in the Second Merger Plan of Merger it being noted that, in accordance with the provisions of the Luxembourg Companies Act, the Second Merger shall be subject to:

(A) the preparation by the administrative and management bodies of Lux Merger Sub and the Company of a detailed written report explaining the Second Merger Plan and setting out the legal and economic grounds for the Second Merger (the “Board Report”);

(B) the issue by independent experts (Luxembourg independent statutory auditors – réviseurs d’entreprise agréés) appointed by the administrative and management bodies of each of Lux Merger Sub and the Company of written reports on the Second Merger Plan (the “Expert Reports”); and

(C) the approval of the general meetings of each of Lux Merger Sub and the Company to be held before a Luxembourg notary in the Grand Duchy of Luxembourg after examination of (i) the Board Report and (ii) the Expert Reports, such decisions requiring that the conditions as to the quorum and majority as laid down for amendments of the articles are fulfilled.

(ii) the subsequent Company Capital Reduction shall occur immediately thereafter(the “Second Merger Effective Time” and together with the First Merger Effective Time, the “Effective Times”, and each an “Effective Time”); it being noted that, in accordance with the provisions of the Luxembourg Companies Act and the Irish Companies Act, as applicable:

(A) the Company Capital Reduction shall be subject to the approval of the general meeting of the Company to be held before a Luxembourg notary in the Grand Duchy of Luxembourg, such decision requiring that the conditions as to the quorum and majority as laid down for amendments of the articles are fulfilled; and

(B) further to the Company Capital Reduction, the Company Shareholders (except Holdco) shall cease to be the holder of respectively the Company Shares and Holdco shall be recorded as the registered holder of all the Company Shares and shall be the legal and beneficial owner thereof.

1.3 Effect of the Mergers. At the relevant Effective Time, the effect of the Mergers shall be as provided in this Agreement, the CVR Agreement, the Certificates of Merger, the Second Merger Plan of Merger, the First Merger Plan of Merger and the applicable provisions of the Cayman Companies Act and the Luxembourg Companies Act, as applicable (the “Transactions”). Without limiting the generality of the foregoing, and subject thereto, at each applicable Effective Time by virtue of the relevant Mergers and the applicable provisions of the Cayman Companies Act and Luxembourg Companies Act (as applicable) and without any action on the part of any Party or the holders of securities of Purchaser or the Company, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of:

(a) Cayman Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Purchaser as the surviving company, which shall include the assumption by Purchaser of any and all agreements, covenants, duties and obligations of Cayman Merger Sub set forth in this Agreement to be performed after the First Merger Effective Time and Purchaser shall become a wholly-owned subsidiary of Holdco; and

(b) all property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Lux Merger Sub shall be transferred, by operation of Law, to the Company as the surviving corporation, which shall include the assumption by the Company of any and all agreements, covenants, duties and obligations of Lux Merger Sub set forth in this Agreement to be performed after the Second Merger Effective Time, and on consummation of the Company Capital Reduction, the Company shall become a wholly-owned Subsidiary of Holdco.

1.4 Organizational Documents of the Company and Holdco.

(a) Immediately prior to the First Merger Effective Time, the Memorandum and Articles of Association of Holdco will be the Amended Holdco Memorandum and Articles of Association.

(b) In the context of the Second Merger Effective Time, the Articles of Association of the Company will be the Amended Company Articles.

1.5 Directors and Officers of the Company and Holdco.

(a) At the First Merger Effective Time, the board of directors of Holdco shall resign and the board of directors of Holdco shall be appointed in accordance with Section 6.13.

(b) At the Second Merger Effective Time, the Company Board shall resign or be revoked and the Company Board shall be appointed in accordance with Section 6.13.

1.6 Effect of Mergers on Issued Securities of Purchaser, Holdco, the Merger Subs and the Company. At the relevant Effective Time, by virtue of the Mergers, the applicable provisions of the Cayman Companies Act and the Luxembourg Companies Act (as applicable) and without any action on the part of any Party or the holders of securities of Purchaser, the Company, Holdco or the Merger Subs:

(a) Purchaser Class A Ordinary Shares. At the First Merger Effective Time, each Purchaser Class A Ordinary Share issued and outstanding immediately prior to the First Merger Effective Time will be automatically converted into one (1) Holdco Ordinary Share by the automatic surrender and cancellation of each Purchaser Class A Ordinary Share in exchange for one (1) validly issued, fully paid and non-assessable Holdco Ordinary Share. From and after the First Merger Effective Time, each certificate or book entry position that evidenced Purchaser Class A Ordinary Shares immediately prior to the First Merger shall entitle the holder to the applicable number of Holdco Ordinary Shares into which such certificate or book entry position is converted according to this Section 1.6(a) and all the issued Purchaser Class A Ordinary Shares shall no longer be outstanding and shall automatically cease to exist.

(b) Purchaser Class B Ordinary Shares. At the First Merger Effective Time, each Purchaser Class B Ordinary Share issued and outstanding immediately prior to the First Merger Effective Time will be automatically converted into one (1) Holdco Ordinary Share by the automatic surrender and cancellation of each Purchaser Class B Ordinary Share in exchange for one (1) validly issued, fully paid and non-assessable Holdco Ordinary Share. From and after the First Merger Effective Time, each certificate or book entry position that evidenced Purchaser Class B Ordinary Shares immediately prior to the First Merger shall entitle the holder to the applicable number of Holdco Ordinary Shares into which such certificate or book entry position is converted according to this Section 1.6(b) and all issued Purchaser Class B Ordinary Shares shall no longer be outstanding and shall automatically cease to exist.

(c) Cancellation of Capital Stock Owned by Purchaser. Each share of Purchaser owned by Purchaser as treasury shares immediately prior to the First Merger Effective Time, if any, shall be cancelled and extinguished without any conversion thereof or payment therefor.

(d) Purchaser Warrants. Each (i) Purchaser Public Warrant outstanding immediately prior to the First Merger Effective Time shall remain outstanding but shall be assumed by Holdco and automatically adjusted to become one (1) Holdco Warrant and (ii) each Purchaser Private Warrant outstanding immediately prior to the First Merger Effective Time shall remain outstanding but shall be assumed by Holdco and automatically adjusted to become one (1) Holdco Warrant. Each of the Holdco Warrants shall be subject to substantially the same terms and conditions set forth in the Purchaser Public Warrant immediately prior to the First Merger Effective Time, except that they shall be exercisable (or will become exercisable in accordance with their terms) for Holdco Ordinary Shares in lieu of Purchaser Ordinary Shares (subject to any amendment required by the Cayman Companies Act or as reasonably agreed among Purchaser and Holdco to provide for fair and equitable treatment of the holders of Purchaser Public Warrants). At or prior to the First Merger Effective Time, Holdco shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Holdco Warrants remain outstanding, a sufficient number of Holdco Ordinary Shares for delivery or issuance upon the exercise of such Holdco Warrants.

(e) Conversion of Cayman Merger Sub Shares. Each share of Cayman Merger Sub issued and outstanding immediately prior to the First Merger Effective Time shall be cancelled and converted into and become one newly issued, fully paid, and non-assessable share of First Merger Surviving Corporation with the same rights, powers, and privileges as the shares so cancelled and converted and shall constitute the only outstanding shares of the First Merger Surviving Corporation. From and after the First Merger Effective Time, all certificates representing Cayman Merger Sub shares, if any, shall be deemed for all purposes to represent the number of shares of the First Merger Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(f) Surrender of Holdco Ordinary Shares. At the First Merger Effective Time, the Ordinary Shares held by Enceladus shall be surrendered by Enceladus to Holdco for nil consideration and such Holdco Ordinary Shares shall thereafter be held as treasury shares by Holdco.

(g) Company Shares. Pursuant to the Second Merger, each share of Lux Merger Sub (all held by Holdco) issued and outstanding immediately prior to the Second Merger Effective Time will be automatically cancelled and cease to exist in the context of the Company Share Issuance. At the Second Merger Effective Time and subject thereto, in the context of the Company Capital Reduction, each Company Share issued and outstanding immediately prior to the Second Merger Effective Time will be cancelled and cease to exist against the issuance of (i) the number of Holdco Ordinary Shares equal to the Exchange Ratio (the aggregate number of Holdco Ordinary Shares so issued, the “Exchange Shares”) and (ii) one contractual contingent value right per Company Share (each a “CVR”) which shall represent the right to receive up to two contingent payments of Holdco Ordinary Shares (the aggregate amount of Holdco Ordinary Shares that may be so issued, the “CVR Shares”), if any, upon the achievement of certain milestones at the times and subject to the conditions of the CVR Agreement. From and after the Second Merger Effective Time, and the Company Capital Reduction, Holdco shall hold all the Company Shares.

(h) Cancellation of Capital Stock Owned by the Company. Each share of the Company owned by the Company as treasury shares immediately prior to the Second Merger Effective Time, if any, shall be cancelled and extinguished without any conversion thereof or payment therefor.

1.7 Exchange Procedures.

(a) Appointment of Transfer Agent. Prior to the First Closing, Holdco shall appoint a registrar and a transfer agent, in each case, reasonably acceptable to the Company (the “Transfer Agent”), as its agent, for the purpose of exchanging (i) Holdco Ordinary Shares for Purchaser Ordinary Shares and (ii) Holdco Ordinary Shares for Company Shares. Holdco agrees to issue Holdco Ordinary Shares as and to the extent required by this Agreement, the First Merger Plan of Merger and the Second Merger Plan of Merger to the holders of Purchaser Ordinary Shares and Company Shares. Holdco shall cause the Transfer Agent to effect the exchange of Purchaser Ordinary Shares for a number of Holdco Ordinary Shares, and Company Shares for a number of Holdco Ordinary Shares, each in accordance with the terms of this Agreement, the First Merger Plan of Merger or the Second Merger Plan of Merger (as applicable), and, to the extent applicable, customary transfer agent procedures and the rules and regulations of the Depository Trust Company.

(b) Transfers of Ownership. Outstanding Purchaser Securities and Company Shares automatically converted or adjusted (as applicable) into the right to receive the consideration provided in Section 1.6 will be deemed, from and after the applicable Effective Time, to evidence only the right to secure the consideration to which the holder thereof is entitled hereunder. In the case of (i) certificated shares, each certificate previously evidencing shares, or (ii) non-certificated shares represented by book entry, each document as may be required to be provided to the Transfer Agent pursuant to the applicable letter of transmittal as evidence, of (A) Purchaser Ordinary Shares (other than those described in Section 1.6(c)) shall be exchanged for a book entry representing a number of Holdco Ordinary Shares determined in accordance with Section 1.6(a) and Section 1.6(b) and (B) Company Shares (other than those described in Section 1.6(h)) shall be exchanged for a book entry representing a number of Holdco Ordinary Shares determined in accordance with Section 1.6(g) to the extent applicable, upon the surrender of such certificate (in the case of certificated shares) or applicable document (in the case of non-certificated shares) in accordance with this Section 1.7(b). Until surrendered in accordance with this Section 1.7(b), each Purchaser Ordinary Share and Company Share (other than those described in Section 1.6(c) and Section 1.6(h)) shall thereafter represent only the right to receive a number of Holdco Ordinary Shares, as applicable, determined in accordance with this Agreement and, in the case of the Company Shares, the Second Merger Plan of Merger, and in the case of the Purchaser Ordinary Shares, the First Merger Plan of Merger.

(c) No Liability. Notwithstanding anything to the contrary in this Section 1.7 and applicable Law, none of the Surviving Corporations, Holdco, or any other Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(d) Surrender of Purchaser Ordinary Shares and Company Ordinary Shares. All Holdco Ordinary Shares issued upon the surrender (to the extent applicable) of Purchaser Ordinary Shares and Company Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such ordinary shares, provided that any restrictions on the sale and transfer of Purchaser Ordinary Shares or Company Shares shall also apply to the Holdco Ordinary Shares, as applicable, so issued in exchange.

(e) Lost, Stolen or Destroyed Certificates. In the event any certificates shall have been lost, stolen or destroyed, Holdco shall issue in exchange for such lost, stolen or destroyed certificates, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to Section 1.6; provided, however, that Holdco may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to agree to indemnify the Surviving Corporations, or deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Surviving Corporations with respect to the certificates alleged to have been lost, stolen or destroyed.

1.8 Treatment of Company Options.

(a) In connection with the Second Merger Effective Time and without any action on the part of the holders thereof, each In-the-Money Company Option that is outstanding as of such time shall remain outstanding and be assumed by Holdco and adjusted to become an option relating to Holdco Ordinary Shares upon the same terms and conditions as are in effect with respect to such In-the-Money Company Options immediately prior to the Second Merger Effective Time (subject to any amendments required by the Luxembourg Companies Act), including with respect to vesting and termination-related provisions (each, a “Holdco Option”) except that (i) such Holdco Options shall relate to that whole number of Holdco Ordinary Shares (rounded down to the nearest whole share) equal to the number of Company Shares subject to such In-the-Money Company Option, multiplied by the Exchange Ratio, and (ii) the exercise price per share for each such Holdco Option shall be equal to the exercise price per share of such In-the-Money Company Option in effect immediately prior to the Second Merger Effective Time, divided by the Exchange Ratio (and, to the extent necessary to effectuate an equitable adjustment, as converted into US dollars based on the applicable foreign exchange ratio (the exercise price per share, as so determined, being rounded up to the nearest full øre (1/100 of one NOK, euro cent or cent, as may be applicable)); provided, however, that the conversion of the In-the-Money Company Options will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that such conversion will not constitute a “modification” of such In-the-Money Company Options for purposes of Section 409A or Section 424 of the Code. In addition to receiving Holdco Options, each holder of an In-the-Money Company Option outstanding and unexercised immediately before the Second Merger Effective Time shall also receive (A) with respect each In-the-Money Company Option that is vested immediately prior to the Second Merger Effective Time (each, a “Vested In-the-Money Company Option”), one fully vested CVR for each Company Share underlying such Vested In-the Money Company Option, which will be eligible for contingent payment(s) under the terms, including timing of payment, of the CVR Agreement (each, a “Vested CVR”) and/or (B) with respect to any In-the-Money Company Option that is not vested immediately prior to the Second Merger Effective Time (each, an “Unvested In-the-Money Company Option”), one unvested CVR for each Company Share underlying such Unvested In-the-Money Company Option that will be subject to vesting upon the same time-vesting schedule that applied to the corresponding In-the-Money Company Option that, once vested, will be eligible for contingent payment(s) under the terms, including timing of payment, of the CVR Agreement (each, an “Unvested CVR”), provided that if the holder of an Unvested CVR is employed or in the service of Holdco or one of its Subsidiaries on the date a payment is due under the applicable CVR Agreement, then such Unvested CVR will be deemed vested on such date with respect to such payment. In the event that the employment or other service with Holdco or one of its Subsidiaries of a holder of an Unvested CVR is terminated prior to the vesting of the Unvested CVR for any reason that would trigger the forfeiture of the corresponding Unvested In-the-Money Company Option, such Unvested CVR will be forfeited without payment.

(b) In connection with the Second Merger Effective Time, by virtue of the Second Closing and without any action on the part of the holders thereof, each Out-of-the-Money Company Option that is outstanding at such time shall be cancelled for no consideration, other than the right to receive new options relating to Holdco Ordinary Shares under the Holdco Equity Plan specified in the option communication letter(s) to be provided to the holders of such Out-of-the-Money Company Options prior to the Closings.

(c) Holdco and the Company shall take all necessary actions to effect the treatment of the Company Options pursuant to Section 1.8 in accordance with, as applicable, the Company Equity Plan and the applicable award agreements.

(d) Holdco shall take all necessary action to ensure that no Holdco Option may be exercised prior to the effective date of an applicable Form S-8 (or other applicable registration form (including an S-4) or exemption therefrom) of Holdco.

(e) Holdco shall take all necessary actions to ensure that each Holdco Ordinary Share underlying each Holdco Option issued by Holdco pursuant to this Section 1.8 shall promptly, and in any event no later than the sixtieth (60th) calendar day following the date on which Holdco files the Form 8-K relating to the Closings, be registered on an applicable Form S-8 (or other applicable registration form) of Holdco.

1.9 Fractional Holdco Ordinary Shares. Notwithstanding anything to the contrary contained herein, no fraction of a Holdco Ordinary Share will be issued by Holdco by virtue of this Agreement or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a Holdco Ordinary Share (after aggregating all fractional Holdco Ordinary Shares that would otherwise be received by such Person) shall instead have the number of Holdco Ordinary Shares issued to such Person rounded down in the aggregate to the nearest whole Holdco Ordinary Share.

1.10 Tax Consequences. The Parties hereby agree and acknowledge that, for U.S. federal income tax purposes (and for purposes of any applicable state or local income Tax that follows the U.S. federal income tax treatment of the Transactions), (a) the First Merger and the DRE Election, taken together, are intended to qualify as a single integrated transaction that is treated as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, (b) the Second Merger and the Company Capital Reduction, taken together, are intended to be treated as a single integrated transaction that qualifies as a reorganization within the meaning of Section 368(a)(2)(E) of the Code, and (iii) this Agreement is intended to constitute and the Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation sections 1.368-2(g) and 1.368-3(a). The Parties hereby agree to file all Tax and other returns on a basis consistent with such characterization. Each of the Parties acknowledges and agrees that each (x) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (y) is responsible for paying its own Taxes, including any Taxes that may arise if the First Merger and the DRE Election, taken together, do not qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code or the Second Merger and the Company Capital Reduction, taken together, do not qualify as a reorganization within the meaning of Section 368(a)(2)(E) of the Code.

1.11 Liquidation of Purchaser. As soon as is reasonably practicable after the First Merger Effective Time, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Cayman Companies Act and the Purchaser’s Organizational Documents, the Purchaser Liquidation shall be consummated and all assets of Purchaser shall be transferred to Holdco and all Liabilities of Purchaser shall be assumed by Holdco. In connection with the Purchaser Liquidation, all of the property, rights, privileges, powers, franchises, debts, liabilities, and duties of Purchaser shall be assumed by Holdco.

Article II
CLOSINGS

2.1 First Closing. Subject to the satisfaction or waiver of the conditions set forth in Article XII, the consummation of the transactions contemplated by Section 1.1(a) (the “First Closing”) shall take place by means of telecommunication on the fifth (5th) Business Day after all the Closings conditions to this Agreement set forth in Article VII have been satisfied or waived at 10 a.m. Central European Time (other than the Closings conditions that by their terms are to be satisfied at the First Closing, but subject to the satisfaction or waiver of such conditions), or at such other date, time or place as Purchaser and the Company may agree in writing (the date and time at which the First Closing is actually held being the “First Closing Date”).

2.2 Second Closing. The consummation of the transactions contemplated by this Agreement (other than those which occur on the First Closing) (the “Second Closing” and together with the First Closing, the “Closings” and each, a “Closing”) shall take place by means of telecommunication on the first (1st) Business Day after the First Closing at 10 a.m. Central European Time, or at such other date, time or place as Purchaser and the Company may agree in writing (the date and time at which the Second Closing is actually held being the “Second Closing Date”, and together with the First Closing Date, the “Closing Dates” and each, a “Closing Date”).

2.3 Signatures for the Closings. Signatures for the Closings may be transmitted by emailed PDF files or by facsimile.

Article III
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in (i) the disclosure schedules delivered by Purchaser to the Company on the date hereof (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC’s website through EDGAR (other than disclosures in the “Risk Factors” or “Special Notes Regarding Forward-Looking Statements” sections), Purchaser represents and warrants to the Company as follows:

3.1 Organization and Standing. Purchaser is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Purchaser has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted. Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of Purchaser to enter into this Agreement or to consummate the Transactions. Purchaser has heretofore made available to the Company accurate and complete copies of the Organizational Documents of Purchaser as currently in effect. Purchaser is not in violation of any provision of its Organizational Documents in any material respect.

3.2 Authorization; Binding Agreement. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Purchaser Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of Purchaser (the “Purchaser Board”) and (b) other than the Required Purchaser Shareholder Approval, no other corporate proceedings on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Purchaser is a party shall be when delivered, duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

3.3 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of Purchaser is required to be obtained or made in connection with the execution, delivery or performance by such Party of this Agreement and each Ancillary Document to which it is a party or the consummation by Purchaser of the transactions contemplated hereby and thereby, other than (a) such filings and Consents as are contemplated by this Agreement, (b) any filings required with Nasdaq, the SEC or the XOSL with respect to the Transactions, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (d) where the failure to obtain or make such Consents or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a material impact on the ability of Purchaser to enter into this Agreement and to consummate the Transactions.

3.4 Non-Contravention. The execution and delivery by Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by such Party of the transactions contemplated hereby and thereby, and compliance by such Party with any of the provisions hereof and thereof, will not (a) subject to receiving the Required Purchaser Shareholder Approval, conflict with or violate any provision of such Party’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and any applicable waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of such Party under, (viii) give rise to any obligation to obtain any Consent from or provide any notice to any Person who is not a Party or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract to which such Party is a party, except as would not reasonably be expected to adversely affect the ability of Purchaser to enter into this Agreement and to consummate the Transactions.

3.5 Capitalization.

(a) The authorized share capital of Purchaser is $22,100 divided into (i) 200,000,000 Class A ordinary shares of a par value of $0.0001 each, (ii) 20,000,000 Class B ordinary shares of a par value of $0.0001 each and (iii) 1,000,000 preference shares of a par value of $0.0001 each (such preference shares, the “Purchaser Preferred Shares”). As of the date of this Agreement, there are no issued or outstanding Purchaser Preferred Shares. All outstanding Purchaser Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act or Purchaser’s Organizational Documents. None of the outstanding Purchaser Securities have been issued in violation of any applicable securities Laws. Prior to giving effect to the transactions contemplated by this Agreement, Purchaser does not have any Subsidiaries, or own any equity, profits or voting interests in any other Person or have any agreement or commitment to purchase any such interest, and Purchaser has not agreed, is not obligated to make, and is not bound by any written, oral or other agreement, contract, binding understanding, instrument, note, option, warrant, purchase order, license, commitment or undertaking of any nature (other than this Agreement and the Ancillary Documents) under which it is or may upon the occurrence of certain events specified therein become obligated to make, any investment in or capital contribution to any other entity.

(b) Except as set forth in Schedule 3.5(b) of the Purchaser Disclosure Schedules, there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of Purchaser or (B) obligating Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered or sold any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement or Purchaser’s Organizational Documents, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any shares or other securities of Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 3.5(b) of the Purchaser Disclosure Schedules, Purchaser is not party to any agreement which contains registration rights other than the Existing Registration Rights Agreement, there are no shareholders agreements, voting trusts or other agreements or understandings to which Purchaser is a party with respect to the voting of any shares of Purchaser. As a result of the consummation of the transactions contemplated hereby, except as set forth on Schedule 3.5(b) of the Purchaser Disclosure Schedules, no warrants, options or other securities of Purchaser are issuable and no rights in connection with any shares, warrants, options or other securities of Purchaser accelerate or otherwise become triggered (whether as to voting, exercisability, convertibility or otherwise).

(c) All Indebtedness of Purchaser as of the date of this Agreement is disclosed on Schedule 3.5(c) of the Purchaser Disclosure Schedules. No Indebtedness of Purchaser contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Purchaser or (iii) the ability of Purchaser to grant any Lien on its properties or assets.

(d) As of the date hereof, Purchaser has Purchaser Warrants comprised of 7,250,000 Purchaser Private Warrants and 7,187,500 Purchaser Public Warrants. The Purchaser Public Warrants are exercisable for one (1) Purchaser Class A Ordinary Share per warrant at a purchase price of $11.50 per share. The Purchaser Private Warrants are exercisable for one-half (½) of a Purchaser Class A Ordinary Share per warrant at a purchase price of $11.50 per share. All outstanding Purchaser Warrants (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, and all requirements set forth in (1) the Purchaser Organizational Documents and (2) any other applicable contracts governing the issuance of such securities; and (iii) are not subject to, and have not been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Purchaser’s Organizational Documents or any Contract to which Purchaser is a party or is otherwise bound.

3.6 SEC Filings and Purchaser Financials.

(a) Since the IPO, Purchaser has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) Purchaser’s annual reports on Form 10-K for each fiscal year of Purchaser beginning with the first (1st) year Purchaser was required to file such a form, (ii) Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that Purchaser filed such reports to disclose its quarterly financial results since the beginning of the first (1st) fiscal year of Purchaser referred to in clause (i), (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii), whether or not available through EDGAR are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clauses (i) or (ii) (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is filed, furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, the SEC Reports are not currently subject to any SEC review and there are no open SEC comments to any SEC Reports which have not been responded to. As of the date of this Agreement, (A) the Purchaser Class A Ordinary Shares and the Purchaser Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbols “RICO” and “RICOW”, respectively, (B) Purchaser has not received any notice from Nasdaq or the SEC relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of Purchaser, threatened against Purchaser by Nasdaq or the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq and (D) Purchaser is in compliance with all of the applicable corporate governance rules of Nasdaq.

(b) Except as disclosed in the SEC Reports, the financial statements and notes of Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), complied as to form with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and fairly present in all respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of Purchaser at the respective dates of and for the periods referred to in such financial statements (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c) Purchaser maintains disclosure controls and procedures that satisfy the requirements of Rule 13a-15 under the Exchange Act, and such disclosure controls and procedures are designed to ensure that all material information concerning Purchaser is made known on a timely basis to the individuals responsible for the preparation of Purchaser’s filings with the SEC and other public disclosure documents.

(d) Except as and to the extent reflected or reserved against in the Purchaser Financials, Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities that have been incurred in the ordinary course of business consistent with past practice since the date of the last balance sheet.

3.7 Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 3.7 of the Purchaser Disclosure Schedules, Purchaser has, (a) since its incorporation, conducted no business other than its incorporation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities and (b) there has not been any event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, an adverse effect on Purchaser’s ability to on a timely basis consummate the Transactions.

3.8 Compliance with Laws. Purchaser is, and has since its incorporation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have an adverse effect on Purchaser in any material respect or Purchaser’s ability to on a timely basis consummate the Transactions. Purchaser has not received written notice from any Governmental Authority alleging any violation of applicable Law by Purchaser.

3.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of Purchaser, threatened Action to which Purchaser is subject which would reasonably be expected to have an adverse effect on Purchaser, in any material respect, or Purchaser’s ability to on a timely basis consummate the Transactions. There is no material Action that Purchaser has pending against any other Person. Neither Purchaser, nor, to the Knowledge of Purchaser, any of its directors or officers are subject to any Orders of any Governmental Authority, nor are any such Orders pending except as would not reasonably be expected to have an adverse effect on Purchaser’s ability to on a timely basis consummate the Transactions. None of Purchaser’s directors or officers have in the past five (5) years been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud. Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Permit or for such Permit to be in full force and effect would not reasonably be expected to have an adverse effect on Purchaser’s ability to on a timely basis consummate the Transactions.

3.10 Taxes and Returns. Purchaser has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions), and all such Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. There are no material audits, examinations, investigations or other proceedings pending against Purchaser in respect of any material Tax, and Purchaser has not been notified in writing of any material proposed Tax claims or assessments against Purchaser (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP or are immaterial in amount). There are no material Liens with respect to Taxes upon any of Purchaser’s assets, other than Permitted Liens. Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

3.11 Employees. Other than reimbursement of any out-of-pocket expenses incurred by Purchaser’s officers and directors in connection with activities on Purchaser’s behalf in an aggregate amount not in excess of the amount of cash held by Purchaser outside of the Trust Account, Purchaser has no unsatisfied material liability with respect to any employee, officer or director. Purchaser has never, and does not currently maintain, sponsor, contribute to or have any direct liability under any employee benefit plan nonqualified deferred compensation plan, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements.

3.12 Investment Company Act. Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act.

3.13 Finders and Brokers. Except as set forth on Schedule 3.13 of the Purchaser Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser or any of its Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser.

3.14 Certain Business Practices.

(a) Since the formation of Purchaser, neither Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of Anti-Bribery Laws or (iii) directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Purchaser or assist it in connection with the Transactions.

(b) The operations of Purchaser are and have been conducted at all times in compliance in all material respects with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving Purchaser with respect to any of the foregoing is pending or, to the Knowledge of Purchaser, threatened.

(c) None of Purchaser or any of its directors or officers, or, to the Knowledge of Purchaser, any other Representative acting on behalf of Purchaser is currently identified on the specially designated nationals or other blocked person list or otherwise currently the subject of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and Purchaser has not directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country targeted under comprehensive sanctions by OFAC (such countries, as of the date hereof, being the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria) or for the purpose of financing the activities of any Person the subject of, or otherwise in violation of, any U.S. sanctions administered by OFAC, in each case in violation of applicable sanctions.

3.15 Trust Account. As of the date hereof, there is at least $146,634,542 million invested in the Trust Account, maintained by the Trustee pursuant to the Trust Agreement. Prior to the Second Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement. Amounts in the Trust Account are invested in United States government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. Purchaser has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice in lapse of time or both, would constitute a material breach thereunder. As of the date hereof, there are no claims or proceedings pending with respect to the Trust Account. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Purchaser and, to the Knowledge of Purchaser, the Trustee, enforceable in accordance with its terms subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the Knowledge of Purchaser, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (a) cause the description of the Trust Agreement in the SEC Reports to be inaccurate or (b) entitle any Person to any portion of the proceeds in the Trust Account. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its respective obligations hereunder, Purchaser has no reason to believe that any of the conditions to the use of the funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Holdco on the Second Closing Date.

3.16 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article III (as modified by the Purchaser Disclosure Schedules), the Ancillary Documents and any certificates delivered pursuant to this Agreement, Purchaser hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to Purchaser, its Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Company, its Affiliates or any of their respective Representatives by, or on behalf of, Purchaser, and any such representations or warranties are expressly disclaimed; provided, that the foregoing provisions of this Section 3.16 shall not excuse any fraud or willful misconduct of Purchaser.

Article IV
REPRESENTATIONS AND WARRANTIES OF HOLDCO AND MERGER SUBS

Except as set forth in (i) the disclosure schedules delivered by Purchaser to the Company on the date hereof (the “Holdco Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, Holdco represents and warrants to the Company as follows:

4.1 Organization and Standing. .. As of the date of this Agreement, Holdco is a private limited company duly incorporated and validly existing under the laws of Ireland. After the date of this Agreement and prior to the First Closing, Holdco will re-register as a public company limited by shares and will be validly existing under the laws of Ireland. Cayman Merger Sub is a Cayman Islands exempted company. Once duly incorporated, Lux Merger Sub will be a société à reponsabilité limitée (limited liability company validly existing under the laws of the Grand Duchy of Luxembourg. Each of Holdco and Cayman Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Once duly incorporated, Lux Merger Sub will have all requisite power and authority to own, lease and operate its properties and to carry on its business. Each of Holdco and Cayman Merger Sub is duly qualified or licensed and is in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Once duly incorporated, Lux Merger Sub will be duly qualified or licensed and will be in good standing to do business in each jurisdiction in which the character of the property to be owned, leased or operated by it or the nature of the business to be conducted by it will make such qualification or licensing necessary. Holdco has heretofore made available to Purchaser accurate and complete copies of the Organizational Documents of Holdco and the Cayman Merger Sub. The Holdco and Cayman Merger Sub Organizational Documents are in full force and effect and neither Holdco nor Cayman Merger Sub is in violation of any provision of its Organizational Documents in any material respect. Once Lux Merger Sub has been duly incorporated, the Lux Merger Sub Organization Documents will be in full force and effect and Lux Merger Sub will not be in violation of any provision of its Organizational Documents in any material respect.

4.2 Authorization; Binding Agreement. Subject to obtaining the Required Holdco Shareholder Approval, the Required Cayman Merger Sub Shareholder Approval and the Required Lux Merger Sub Shareholder Approval, each of Holdco and the Merger Subs has or upon incorporation will have all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or upon incorporation will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is or upon incorporation will be a party and the consummation of the transactions contemplated hereby and thereby have been or upon incorporation will be duly and validly authorized by the board of directors and shareholders of Holdco or the Merger Subs, as applicable, and no other corporate proceedings, other than as expressly set forth elsewhere in this Agreement, on the part of Holdco or the Merger Subs, as applicable, is or upon incorporation will be necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is or upon incorporation will be a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Holdco or any of the Merger Subs is or upon incorporation will be a party has been or shall be when delivered, duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.

4.3 Governmental Approvals. Except as otherwise described on Schedule 4.3 of the Holdco Disclosure Schedules, no Consent of or with any Governmental Authority on the part of Holdco or any of the Merger Subs is or, upon incorporation, will be required to be obtained or made in connection with the execution, delivery or performance by such Party of this Agreement and each Ancillary Document to which it is or upon incorporation will be a party or the consummation by such Party of the transactions contemplated hereby and thereby, other than (a) such filings or Consents as contemplated by this Agreement, (b) any filings required with Nasdaq, the SEC or the XOSL with respect to the transactions contemplated by this Agreement, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a material impact on the ability of Holdco or the Merger Subs on a timely basis to consummate the Transactions.

4.4 Non-Contravention. The execution and delivery by each of Holdco and the Merger Subs of this Agreement and each Ancillary Document to which it is or upon incorporation will be a party, the consummation by such Party of the transactions contemplated hereby and thereby, and compliance by such Party with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of such Party’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3 hereof, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of such Party under, (viii) give rise to any obligation to obtain any Consent from or provide any notice to any Person who is not a Party or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of such Party, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not, individually or in the aggregate, reasonably be expected to have a material impact on the ability of Holdco or the Merger Subs on a timely basis to consummate the Transactions.

4.5 Capitalization.

(a) As of the date hereof, Holdco’s outstanding share capital consists of 100 ordinary shares of nominal value of one (1) Euro, each, and after the Holdco Re-registration, Holdco’s outstanding share capital will consist of 25,000 ordinary shares of nominal value of one (1) Euro, each. As of the date hereof, Cayman Merger Sub’s outstanding share capital consists of 50,000 shares with a par value of one (1) dollar. Prior to giving effect to the transactions contemplated by this Agreement, Holdco does not have any Subsidiaries or own any equity interests in any Person other than the Cayman Merger Sub. Cayman Merger Sub does not have any Subsidiaries or own any equity interests in any Person. Once duly incorporated, Lux Merger Sub will not have any Subsidiary or will not own any equity interests in any Person and will be a wholly owned Subsidiary of Holdco.

(b) There are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of Holdco or Cayman Merger Sub or (B) obligating Holdco or Cayman Merger Sub to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating Holdco or Cayman Merger Sub to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Neither Holdco nor Cayman Merger Sub is a party to any agreement which contains registration rights, there are no shareholders agreements, voting trusts or other agreements or understandings to which Holdco or Cayman Merger Sub is a party with respect to the voting of any shares of Holdco or Cayman Merger Sub, as applicable (other than this Agreement and the Ancillary Documents). As a result of the consummation of the transactions contemplated hereby, no warrants, options or other securities of Holdco or Cayman Merger Sub are issuable and no rights in connection with any shares, warrants, options or other securities of Holdco or Cayman Merger Sub accelerate or otherwise become triggered (whether as to voting, exercisability, convertibility or otherwise). Once duly incorporated, there will be no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that will be convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of Lux Merger Sub or (B) obligating Lux Merger Sub to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating Lux Merger Sub to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Once duly incorporated, Lux Merger Sub will not be a party to any agreement which contains registration rights, there will be no shareholders agreements, voting trusts or other agreements or understandings to which Lux Merger Sub will be a party with respect to the voting of any shares of Lux Merger Sub (other than this Agreement and the Ancillary Documents). As a result of the consummation of the transactions contemplated hereby, no warrants, options or other securities of Lux Merger Sub will be issuable and no rights in connection with any shares, warrants, options or other securities of Lux Merger Sub will accelerate or otherwise become triggered (whether as to voting, exercisability, convertibility or otherwise).

(c) Neither Holdco nor Cayman Merger Sub has any Indebtedness. Once duly incorporated, Lux Merger Sub will not have any Indebtedness.

(d) Since the respective date of formation of Holdco and Cayman Merger Sub, and except as contemplated by this Agreement, neither Holdco nor Cayman Merger Sub has declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and neither Holdco’s nor Cayman Merger Sub’s board of directors has authorized any of the foregoing. Upon incorporation and except as contemplated by this Agreement, Lux Merger Sub has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and Lux Merger Sub’s board of managers has not authorized any of the foregoing.

4.6 Ownership of Exchange Shares. (a) All Exchange Shares and the CVR Shares to be issued and delivered in accordance with Article I shall be, upon issuance and delivery of such Exchange Shares or the CVR Shares, as applicable, duly authorized, validly issued, fully paid, non-assessable and free and clear of all Liens, and (b) upon issuance and delivery of such Exchange Shares the CVR Shares, as applicable, each holder of such Exchange Shares or CVR Shares, as applicable, shall have good and valid title to its portion of such Exchange Shares or CVR Shares, as applicable, in each case of clauses (a) and (b), other than restrictions arising from applicable securities Laws, the Registration Rights Agreement, the Holdco Articles, the provisions of this Agreement and any Liens incurred by such holder and (c) the issuance of such Exchange Shares or CVR Shares, as applicable pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

4.7 Compliance with Laws. Each of Holdco and the Cayman Merger Sub is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have an adverse effect on Holdco or Cayman Merger Sub, as applicable, in any material respect, and neither Holdco nor Cayman Merger Sub has received written notice alleging any violation of applicable Law in any material respect by Holdco or Cayman Merger Sub, as applicable. Once duly incorporated, Lux Merger Sub will be in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have an adverse effect on Lux Merger Sub in any material respect.

4.8 Holdco Activities. Since its respective date of formation, neither Holdco nor Cayman Merger Sub (a) has engaged in any business activities other than as contemplated by this Agreement, (b) owns directly or indirectly any ownership, equity, profits or voting interest in any Person (other than, in the case of Holdco, its direct sole ownership of the Merger Subs) and (c) has assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the Transactions, and, other than this Agreement and the Ancillary Documents to which it is a party, neither Holdco nor any Cayman Merger Sub is party to or bound by any Contract. Once duly incorporated, Lux Merger Sub will not (i) be engaged in any business activities other than as contemplated by this Agreement, (b) own directly or indirectly any ownership, equity, profits or voting interest in any Person and (c) have assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it will be a party and the Transactions, and, other than this Agreement and the Ancillary Documents to which it will be a party, Lux Merger Sub will not be party to or bound by any Contract.

4.9 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Holdco, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Holdco.

4.10 Investment Company Act. Holdco is not an “investment company”, a Person directly or indirectly controlled by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meanings of the Investment Company Act.

Article V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the disclosure schedules delivered by the Company to Purchaser concurrently with the effectiveness of this Agreement (the “Company Disclosure Schedules”) (each section of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), (ii) the quarterly or annual reports that are available on the “Investor Relations” section of the Company’s website, or (iii) information that is publicly available about the Company at newsweb.no, the Company hereby represents and warrants to Purchaser and Holdco as follows:

5.1 Organization and Standing. The Company is a company duly organized and validly existing under the Laws of its jurisdiction of organization. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted or as presently proposed to be conducted. Each other Target Company is a corporation or other entity duly formed, validly existing and, to the extent applicable under the Laws of its jurisdiction of organization, in good standing under the Laws of its jurisdiction of organization, except as would not be material to such Target Company. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Subsidiary of the Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted or as presently proposed to be conducted. Each Target Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Target Companies, taken as a whole.

5.2 Authorization; Binding Agreement; No Violation. Other than with respect to the Required Company Shareholder Approval, the Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, have been, subject to receipt of the Required Company Shareholder Approval, duly and validly authorized by the board of directors of the Company (the “Company Board”) and the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby (other than the Required Company Shareholder Approval and the filing and recordation of appropriate documents, in connection with the Agreement and each Ancillary Document to which the Company is or is required to be a party, as required by applicable Law). This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party at the applicable Closing shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company Board at a duly held meeting has unanimously (a) determined that this Agreement, the other Ancillary Documents and the transactions contemplated by this Agreement and the Ancillary Documents are advisable, fair to and in the best interests of the Company and its shareholders, (b) approved the execution, delivery and performance of, and adopted and declared this Agreement advisable, and (c) resolved to recommend that the shareholders of the Company approve the adoption of this Agreement (the “Company Recommendation”).

5.3 Capitalization.

(a) As of the date hereof, the share capital of the Company is NOK 2,093,548.19 divided into 209,354,819 shares, each with a par value of NOK 0.01, and there are no other outstanding equity interests of the Company other than the Company Equity Plan. After giving effect to the transactions contemplated by this Agreement, Holdco shall own all of the issued and outstanding equity interests of the Company free and clear of any Liens other than the restrictions under applicable securities Laws, transfer restrictions existing under the terms of the Organizational Documents, and Permitted Liens. Except as set forth on Schedule 5.3(a) of the Company Disclosure Schedules, all of the outstanding shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and were not issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Company’s Organizational Documents or any Contract to which the Company is a party or by which the Company or its securities are bound. With effect from completion of the Norwegian Merger, the Company will have an authorized capital of EUR 900,000 represented by 90,000,000 shares with a nominal value of EUR 0.01 each, which may be issued by the Company Board for a period of five (5) years following September 21, 2021, without reserving to the Company Shareholders any preferential subscription right.

(b) Schedule 5.3(b)(i) of the Company Disclosure Schedules sets forth a true and complete list, as of the date hereof, of each Company Equity Plan. Schedule 1.8(b) of the Company Disclosure Schedules sets forth the beneficial and record owners (or applicable employee identification numbers) of all outstanding Company Options as of the date hereof, the number of shares of Company Common Stock issuable thereunder or otherwise subject thereto, the grant date thereof and the exercise price and expiration date thereof. Except as set forth on Schedule 5.3(b) of the Company Disclosure Schedules, as of the date hereof there are no Company Convertible Securities or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its shareholders are a party or bound relating to any equity securities of the Company, whether or not outstanding. Other than the Company Options outstanding under the Company Equity Plan and other than as set forth on Schedule 5.3(b)(ii), there are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. Other than the Company Holders Support Agreement, there are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company’s Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its equity interests or securities, nor has the Company granted any registration rights to any Person with respect to its equity securities. All of the issued and outstanding securities of the Company have been granted, offered, sold and issued in compliance with all applicable Laws. As a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable and, other than in connection with the Company Equity Plan, in each case consistent with Section 1.8(a), Section 1.8(b) and Section 1.8(c), no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

5.4 Subsidiaries. All of the outstanding equity securities of each Subsidiary of the Company owned by one (1) or more of the Target Companies are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and free and clear of all Liens (other than the restrictions under applicable securities Laws, transfer restrictions existing under the terms of the Organizational Documents of such Subsidiary, and Permitted Liens). Except as set forth on Schedule 5.4 of the Company Disclosure Schedules, all of the outstanding equity securities of each Subsidiary of the Company are owned, directly or indirectly, by the Company.

5.5 Governmental Approvals. Except as otherwise described in Schedule 5.5 of the Company Disclosure Schedules and assuming the truth and completeness of the representations and warranties of Purchaser and Holdco contained in this Agreement, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such Consents as are expressly contemplated by this Agreement or any Ancillary Document, (b) any filings required with Nasdaq, the SEC or the XOSL with respect to the Transactions, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (d) those Consents, the failure of which to obtain prior to the respective Closing, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation of the Company under this Agreement or the Ancillary Documents to which it is a party or to consummate the Transactions in accordance with the terms hereof.

5.6 Non-Contravention. Except as otherwise described in Schedule 5.6 of the Company Disclosure Schedules, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party or otherwise bound, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.5 hereof, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of any Target Company under, or (viii) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except in the case of clauses (b) and (c), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.7 Financial Statements.

(a) As used herein, the term “Company Financials” means (i) the audited consolidated balance sheets of the Target Companies as of December 31, 2020, and December 31, 2019, and the related audited income statements, changes in shareholder equity and statements of cash flows for the years then ended, and (ii) the Company prepared unaudited financial statements, consisting of the unaudited consolidated balance sheets of the Target Companies as of September 30, 2021 (the “Interim Balance Sheet Date”) and the related unaudited consolidated income statement, changes in shareholder equity and statement of cash flows for the nine (9) months then ended. True and correct copies of the Company Financials have been provided to Purchaser. The Company Financials (x) (A) in the case of the Company Financials as of and for the year ended December 31, 2020 were prepared in accordance with GAAP, consistently applied throughout and among the periods involved and in accordance with requirements of the PCAOB for public companies, (b) in the case of the Company Financials as of and for the period ended on the Interim Balance Sheet Date, were prepared in accordance with GAAP, consistently applied throughout and among the periods involved, and (C) in the case of the Company Financials as of and for the year ended December 31, 2019, were prepared in accordance with IFRS, consistently applied, and (y) were prepared from, and in accordance in all material respects, with the books and records of the Target Companies. The Company Financials fairly present in all material respects the consolidated financial position of the Company as of the respective dates thereof. No Target Company has ever been subject to the reporting requirements of Section 13(g) and 15(d) of the Exchange Act.

(b) The financial books and records of the Target Companies have been kept and maintained in the ordinary course consistent with past practice and in accordance with applicable Laws in all material respects. The Target Companies have established and maintained systems of internal controls sufficient to (i) provide reasonable assurance regarding the reliability of the Target Companies’ financial reporting and (ii) permit the preparation of financial statements in accordance with GAAP or IFRS, as applicable.

5.8 Absence of Certain Changes. Except as set forth on Schedule 5.8 of the Company Disclosure Schedules, since December 31, 2020, (a) no Material Adverse Effect has occurred and (b) except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, no action has occurred that would require the consent of Purchaser if such action is taken during the period from the date of this Agreement until the Second Closing Date pursuant to Section 6.2(c)(i), Section 6.2(c)(ii), Section 6.2(c)(iii), Section 6.2(c)(iv) (solely with respect to Indebtedness that remains outstanding as of the date of this Agreement), Section 6.2(c)(v) (solely with respect to the Company’s directors and executive officers), Section 6.2(c)(ix), Section 6.2(c)(x), Section 6.2(c)(xii), Section 6.2(c)(xiv), Section 6.2(c)(xv), Section 6.2(c)(xvi), Section 6.2(c)(xvii) and Section 6.2(c)(xix), in each case, solely to the extent related to any of the foregoing.

5.9 Compliance with Laws.

(a) The Target Companies are and for the past five (5) years have been in compliance in all material respects with, and have not received any written or, to the Knowledge of the Company, oral notice of any material non-compliance with, or material violation of, any applicable Laws by which a Target Company or any of its properties, assets, employees, business or operations are or were bound or affected.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and the Target Companies maintain a program of policies, procedures, and internal controls reasonably designed and implemented to (i) prevent the use of the products and services of the Company and the Target Companies in a manner that violates applicable Law (including money laundering or fraud), and (ii) otherwise provide reasonable assurance that violations of applicable Law by any of the Company’s or the Target Companies’ directors, officers, employees or its or their respective agents, representatives or other Persons, acting on behalf of the Company or any of the Company’s Subsidiaries, will be prevented, detected and deterred.

5.10 Company Permits. All of the material Company Permits are in full force and effect, and no suspension or cancellation of any of the material Company Permits is pending or, to the Knowledge of the Company, threatened. No Target Company is in violation in any material respects of the terms of any Company Permit, and no Target Company has received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation, suspension or modification of any Company Permit, and no Target Company has received any notice that any Governmental Authority that has issued any Company Permit intends to cancel, suspend, terminate or not renew any such Company Permit.

5.11 Litigation. Except as set forth in Schedule 5.11, as of the date hereof, there is no (a) Action of any nature currently pending or, to the Knowledge of the Company, threatened; or (b) Order now pending or outstanding or that was rendered by a Governmental Authority, in either case of clauses (a) or (b), by or against any Target Company or their respective business, equity securities or assets other than immaterial Actions or Orders.

5.12 Material Contracts.

(a) Schedule 5.12(a) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a complete and accurate list of all of the following Contracts to which any Target Company is a party or bound, excluding any Company Benefit Plan set forth on Schedule 5.17(a) of the Company Disclosure Schedule (each Contract set forth on Schedule 5.12(a) of the Company Disclosure Schedules, a “Company Material Contract”):

(i) Contracts that contain covenants that limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) Contracts establishing any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture, in each case, that are material to the Target Companies, taken as a whole;

(iii) Contracts involving any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) Contracts for Indebtedness of any Target Company that are greater than $5,000,000 (other than (x) obligations of, or payments to, the Target Companies, arising from purchase or sale agreements entered into in the ordinary course of business or (y) between or among the Target Companies);

(v) Contracts (x) involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $250,000 or shares or other equity interests of the Target Companies or another Person or (y) in which the Target Companies have any ongoing material obligations or liabilities, including deferred purchase price payments, earn-out payments or indemnification obligations;

(vi) Contracts entered into during the one (1)-year period prior to the date hereof relating to any merger, amalgamation, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(vii) Contracts with Company Customers or Company Vendors;

(viii) Contracts that grant to any Person (other than the Target Companies) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in any of the Target Companies;

(ix) Contracts (A) that relate to a material settlement entered into within one (1) year prior to the date of this Agreement, or (B) under which any Target Company or counterparty thereto has outstanding material obligations (other than customary confidentiality obligations), in each case, in excess of $500,000;

(x) Contracts that require the Company or any Target Company to assign to a third Person any Intellectual Property developed by the Company or any Target Company under such Contract;

(xi) each Contract that is a collective bargaining (or similar) agreement or Contract between any of the Target Companies, on one hand, and any labor union, works council or other body representing employees of any of the Target Companies, on the other hand;

(xii) each Contract that (A) grants to a third Person the right to use any Intellectual Property owned by any Target Company or (B) grants the right to use any Intellectual Property owned by a third Person that is material to the business of the Company other than, in each case, (w) Contracts granting nonexclusive rights to use commercially available off-the-shelf software, (x) licenses granted to customers in the ordinary course of business, (y) licenses granted to service providers who access or use Intellectual Property owned by the Company on behalf of the Company in connection with their provision of services to the Company, or (z) nondisclosure or invention assignment agreements entered into in the ordinary course of business;

(xiii) Contracts that will be required to be filed as an exhibit to the Registration Statement under applicable SEC requirements;

(xiv) each Contract that grants to any third Person (A) any “most favored nation rights” or (B) price guarantees for a period greater than one (1) year from the date of this Agreement and requires aggregate future payments to the Target Companies in excess of $500,000 in any calendar year;

(xv) Contracts with a Governmental Authority other than any Company Permits that are material to the business of the Target Companies, taken as a whole; and

(xvi) agreements to enter into any of the foregoing of this Section 5.12(a).

(b) Except as disclosed in Schedule 5.12(b) of the Company Disclosure Schedules, none of the Target Companies nor, to the Knowledge of the Company, any other party thereto, is in default or violation of any Company Material Contract in any material respect. There is no event or condition that exists that constitutes or, with or without notice or the passage of time or both, would constitute any such default or violation by any Target Company or, to the Knowledge of the Company, any other party thereto, or give rise to any acceleration of any obligation or loss of rights or any right of termination of a Company Material Contract. Since the Interim Balance Sheet Date, no Target Company has received any notice or request, in each case, in writing, on behalf of any other party to a Company Material Contract to terminate, cancel or not renew such Company Material Contract, or to renegotiate any material term thereof that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or alleging or disputing any material breach or default under such Company Material Contract.

5.13 Intellectual Property.

(a) Schedule 5.13(a) of the Company Disclosure Schedules sets forth, as of the date hereof, all issued patents and patent applications, trademark and service mark registrations and applications, copyright registrations and applications and registered Internet Assets and applications in which a Target Company is the owner, applicant or assignee, specifying as to each item, if applicable: (i) the nature of the item, including the title, (ii) the owner of the item, (iii) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed, and (iv) the issuance, registration or application numbers and dates and any Liens or security agreements on the item other than Permitted Liens (the foregoing, “Material Company IP”). Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Target Company owns, free and clear of all Liens (other than Permitted Liens), all Material Company IP. The consummation of the transactions contemplated by this Agreement will not adversely affect in any manner the nature or usefulness of any item of Material Company IP.

(b) All trademarks, service marks, patents, copyrights and other state and federal registrations are in full force and effect, and, to the Knowledge of the Company, all such registrations are valid, and all applications therefor listed in the Company Disclosure Schedule are pending.

(c) All of the material Software owned by the Company performs in material compliance with the specifications therefor (including, without limitation, functional specifications) set forth in user manuals or promotional materials.

(d) Except as, individually or in the aggregate, has not and would not reasonably be expected to have a Material Adverse Effect, each Target Company has a valid license to use all Intellectual Property that is used in the business of such Target Company as currently conducted and such use did not and will not conflict with, infringe upon, or violate any patent or other proprietary right of any other Person, and the Company has not infringed and is not now infringing any proprietary right belonging to any other Person.

(e) With respect to each Trade Secret comprising a part of the Intellectual Property of the Target Companies, the Target Companies have taken reasonable security measures to protect the secrecy, confidentiality and value of such Trade Secret, and, to the Knowledge of the Company, such Trade Secret is not part of the public knowledge or literature and has not been used, divulged or appropriated for the benefit of any Person other than the Target Companies, except as expressly permitted by the Company.

(f) To the Knowledge of the Company, no employee or consultant of the Company is in violation of any term of any employment Contract, patent disclosure agreement, non-competition agreement, invention assignment agreement or restrictive covenant relating to the right of such Person to be employed or engaged by the Company or to use the Intellectual Property rights of others.

(g) All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by any Target Company are subsisting and in force, and all applications to register any Copyrights, Patents and Trademarks are pending.

(h) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect: (i) no Action is pending or threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use any Intellectual Property currently owned by the Target Companies; (ii) no Target Company has received any written notice, or to the Knowledge of the Company, oral notice or claim asserting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is occurring or has occurred by any Target Company; (iii) there are no Orders to which any Target Company is a party (or is bound and of which the Target Company has actual written notice) that restrict the rights of a Target Company to use any Intellectual Property owned by a Target Company; (iv) no Target Company is infringing, misappropriating or otherwise violating or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in connection with the conduct of the respective businesses of the Target Companies as currently or previously conducted; and (v) to the Knowledge of the Company, no Person is infringing upon, has misappropriated or is otherwise violating any Intellectual Property owned, or exclusively licensed to any Target Company.

(i) Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all current and former officers, employees and independent contractors of a Target Company who are or were materially involved in or have materially contributed to the invention, creation or development of any Intellectual Property used in connection with the conduct of the respective businesses of the Target Companies have assigned to the Target Companies all Intellectual Property arising from the services performed for a Target Company by such Persons. To the Knowledge of the Company, no current or former officers, employees or independent contractors of a Target Company have claimed, orally or in writing, any ownership interest in any Intellectual Property owned by a Target Company. Each Target Company has taken commercially reasonable measures to protect the secrecy and confidentiality of Trade Secrets owned by such Target Company.

5.14 Taxes and Returns.

(a) Each Target Company has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions), and all such Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established in accordance with GAAP or IFRS, as applicable.

(b) In the past three (3) years, no jurisdiction in which a Target Company does not file Tax Returns or pay Taxes has claimed to such Target Company in writing that such Target Company is or may be subject to taxation by that jurisdiction.

(c) There are no material audits, examinations, investigations or other proceedings pending against any Target Company in respect of any material Tax, and no Target Company has been notified in writing of any material proposed Tax claims or assessments against any Target Company (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established in accordance with GAAP or IFRS (as applicable) or are immaterial in amount).

(d) There are no material Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e) No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(f) No Target Company that is treated as a domestic corporation (as such term is defined in Section 7701 of the Code) has participated in, or sold, distributed or otherwise promoted, any “listed transaction,” as defined in U.S. Treasury Regulation section 1.6011-4(b)(2).

(g) No Target Company has any Liability for the Taxes of another Person (other than another Target Company) as a result of having been a member of an affiliated, combined, consolidated, unitary or similar group of corporations other than any such group the common parent of which was a Target Company.

(h) No Target Company has requested, or is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(i) The unpaid Taxes of the Company did not, as of the most recent fiscal month end, materially exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the unaudited financial statements and is not expected to materially exceed that reserve as adjusted for the passage of time through the Second Closing Date in accordance with the past custom and practice of the Company in filing its Tax Return.

5.15 Real Property.

(a) Schedule 5.15(a) of the Company Disclosure Schedules contains a complete and accurate list as of the date hereof of all real property and interests in real property owned in fee by a Target Company as of the date hereof (collectively, the “Company Owned Properties”). With respect to each parcel of the Company Owned Property: (i) the Target Companies have good and marketable fee title to all Company Owned Properties, free and clear of all Liens other than Permitted Liens (ii) the Target Companies have not leased or otherwise granted to any Person the right to use or occupy such Company Owned Property or any material portion thereof, and (iii) there are no options, rights of first refusal or rights of first offer to purchase such Company Owned Properties or any portion thereof or interest therein.

(b) Schedule 5.15(b) of the Company Disclosure Schedules contains a complete and accurate list as of the date hereof of all premises currently leased or subleased or otherwise used or occupied by a Target Company for the operation of the business of a Target Company (the “Company Leased Properties” and together with the Company Owned Properties, the “Company Real Properties”), and each Contract pursuant to which a Target Company leases such Company Real Properties, except for any Contract for which the aggregate rental payments in the most recent annual period did not exceed $250,000 (such leases, collectively, the “Company Real Property Leases”). The Company has provided to Purchaser a true and complete copy of each of the Company Real Property Leases. With respect to each Company Real Property Lease, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Company Real Property Lease is valid, binding and enforceable in accordance with its terms and are in full force and effect, subject to the Enforceability Exceptions, and (ii) there is not any existing material default on the part of a Target Company of the Company Real Property Leases, and no Target Company has received written notice of any such condition.

5.16 Employee Matters.

(a) The Company has made available to Purchaser in the Data Room a recent list of all individuals who are employees of each Target Company, including any employee who is on a leave of absence of any nature, and any employee who has accepted an offer of employment from any Target Company but whose employment has not yet commenced, and sets forth for each such employee the following; (i) name, (ii) title or position, (iii) principle location of employment, (iv) hire date, (v) whether such employee is employed full time or part time and on a regular or temporary basis, (vi) current annualized base salary, (vii) whether such employee is eligible for commission or bonus, as applicable, (viii) the amount of any commission, bonus or other incentive opportunity paid to such Person for the most recent year; and (ix) at-will status.

(b) No Target Company is, or in the past three (3) years has been, a party to, or otherwise subject to, any collective bargaining agreement or other Contract covering any group of employees, labor or trade union, employee association, labor organization or other representative of any of the employees of any Target Company. To the Knowledge of the Company, since January 1, 2018, there has been no activity or proceeding by a labor or trade union, employee association or other employee representative to organize any employees of any Target Company. Since January 1, 2018, (i) there has been no material labor dispute, grievance, labor strike, slowdown or work stoppage, lockout, arbitration, discrimination complaint or litigation relating to labor matters involving any Target Company, including violation of any federal, state or local labor, safety or employment Laws, charges of unfair labor practices or discrimination complaints, (ii) any material unfair labor practices within the meaning of the National Labor Relations Act, or (iii) any material claim with respect to payment of wages, salary or overtime pay with respect to any current or former employees of any Target Company.

(c) Except as would not reasonably be expected to materially adversely affect the Target Companies, each Target Company is and, since January 1, 2018, has been, in compliance in all respects with all applicable Laws relating to employment and employment practices, including without limitation, terms and conditions of employment, health and safety and wages and hours, and all other applicable Laws relating to equal employment opportunity, harassment (including but not limited to sexual harassment), discrimination, anti-retaliation, hiring (including background checks, credit reports and “Ban the Box” Laws), disability rights or benefits, labor relations (including collective bargaining), child labor, hours of work (including meal and rest breaks), payment of wages and overtime wages, compensation (including equal pay and pay equity), whistleblower rights, classification of employees and independent contractors, verification of identity and employment authorization of individuals employed in the United States and immigration, workers compensation, working conditions, employee scheduling, paid time off/vacation, unemployment insurance, occupational safety and health, workers’ compensation, family and medical and other leaves of absence, employment and reemployment rights of members and veterans of the uniformed services, restrictive covenants, business expenses, the collection and payment of withholding or social security Taxes, and employee terminations. No Target Company has any current outstanding liability for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). Since January 1, 2018, there have been no material Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, consultant, volunteer, intern or independent contractor of any Target Company, or any Person alleging to be a current or former employee of any Target Company, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct, or any other employment-related matter arising under applicable Laws.

(d) Since January 1, 2018, no Target Company has engaged in, or is currently contemplating, any location closing, employee layoff, or relocation activities that would trigger the Worker Adjustment Retraining and Notification Act of 1988, 29 U.S.C. §§ 2101 et seq., as amended, or any similar state, local or foreign Law, rule or regulation (collectively, the “WARN Act”).

(e) Except as set forth on Schedule 5.16(d) of the Company Disclosure Schedules, the Target Companies have paid in full to all their employees all wages, salaries, commissions, bonuses and other compensation due to their employees, including overtime compensation.

(f) There are no material liabilities, whether contingent or absolute, of any Target Company relating to workers’ compensation benefits that are not fully insured against by a bona fide third-party insurance carrier.

(g) No executive officer of a Target Company with an annual base salary of $100,000 or more has provided written notice of his or her plan to terminate his or her employment.

5.17 Benefit Plans.

(a) Set forth on Schedule 5.17(a) of the Company Disclosure Schedules is a true and complete list as of the date hereof of each Company Benefit Plan.

(b) With respect to each Company Benefit Plan, the Company has made available to Purchaser accurate and complete copies, if applicable, of: (i) all plan documents and related trust agreements or annuity Contracts (including any material amendments, modifications or supplements thereto), and written descriptions or summaries of any Company Benefit Plans which are not in writing; (ii) the most current summary plan description; (iii) the most recent annual and periodic accounting of plan assets; (iii) the most recent actuarial valuation; (iv) all written communications with any Governmental Authority concerning any matter that is still pending or for which a Target Company has any outstanding Liability or obligation; (v) the most recent determination or opinion letter received from the IRS regarding the tax-qualified status of such Company Benefit Plan, and (vi) the most recent written results of any required compliance testing.

(c) With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been established, funded, administered and enforced in accordance with its terms, and in compliance in all material respects with the requirements of all applicable Laws, including ERISA and the Code, and has in all material respects been maintained, where required, in good standing with applicable regulatory authorities and Governmental Authorities; (ii) no material Action is pending, or to the Knowledge of the Company, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iii) no Company Benefit Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Governmental Authority; (iv) all material contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a Company Benefit Plan have been timely made; and (v) all benefits accrued under any unfunded Company Benefit Plan have been paid, accrued, or otherwise adequately reserved in accordance with GAAP or IFRS (as applicable) and are reflected on the Company Financials.

(d) Except as disclosed in Schedule 5.17(d) of the Company Disclosure Schedules, the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not, either alone or in combination with another event: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation under any Company Benefit Plan or under any applicable Law; or (ii) accelerate the time of payment or vesting, or materially increase the amount of any compensation due, or in respect of, any director, employee or independent contractor of a Target Company. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

(e) Except as disclosed in Schedule 5.17(e) of the Company Disclosure Schedules, neither the execution and delivery of this Agreement and the Ancillary Documents, nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) result in the payment of any amount that would, individually or in combination with any other such payment, be an “excess parachute payment” within the meaning of Section 280G of the Code.

(f) With respect to each Company Benefit Plan that is intended to qualify under Section 401(a) of the Code, such plan, and its related trust, has received a determination letter (or opinion letter in the case of any prototype plan) from the IRS that it is so qualified and that its trust is exempt from tax under Section 501(a) of the Code, and to the Knowledge of the Company, nothing has occurred with respect to the operation of any such plan which could cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

(g) No Company Benefit Plan is (i) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a Multiemployer Plan, or (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, and no Target Company has withdrawn at any time within the preceding six years from any Multiemployer Plan, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any material liability to any Target Company.

(h) Each Company Benefit Plan that is subject to the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the “Affordable Care Act”) has been maintained and administered in compliance with the requirements of the Affordable Care Act in all material respects.

(i) All Company Options have been granted in accordance with the terms of the Company Equity Plan. The treatment of Company Options under this Agreement does not violate the terms of the Company Equity Plan or any Contract governing the terms of such awards. Each Company Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been maintained, in form and operation, in all material respects in compliance with Section 409A of the Code.

(j) Except as disclosed in Schedule 5.12(j) of the Company Disclosure Schedules, or required by Section 4980B of the Code, Section 601 of ERISA, or other applicable Law, no Target Company provides post-termination health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

5.18 Environmental Matters. Except as, individually or in the aggregate, has not had and would not reasonably be expected to adversely affect the Target Companies, taken as a whole, in any material respect, or as set forth in Schedule 5.18 of the Company Disclosure Schedules:

(a) Each Target Company is in compliance with all applicable Environmental Laws.

(b) No Action is pending, or, to the Knowledge of the Company, threatened against any Target Company alleging that a Target Company may be in material violation of any Environmental Law or subject to any material Liability under any Environmental Law.

(c) No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material in a manner that has given or would reasonably be expected to require any Target Company to conduct any cleanup or remedial action pursuant to any applicable Environmental Laws.

5.19 Transactions with Related Persons. Except (a) for payment of salary for services rendered in the ordinary course of business consistent with past practice, (b) for reimbursement for reasonable expenses incurred on behalf of the Company or any of the Target Companies in the ordinary course of business consistent with past practice, (c) for other employee benefits made in the ordinary course of business consistent with past practice, (d) as described in the Company Financials delivered on or prior to the date of this Agreement or (e) as set forth on Schedule 5.19 of the Company Disclosure Schedules, no Target Company nor any of its Affiliates, nor any officer, director or manager of a Target Company or any of its Affiliates (each of the foregoing, a “Related Person”) is a party to any transaction with a Target Company. Except as set forth on Schedule 5.19 of the Company Disclosure Schedules, no Related Person owns any real property or Personal Property, or right, tangible or intangible (excluding Intellectual Property) which is used in and material to the business of any Target Company taken as a whole, except in its capacity as a security holder of any Target Company.

5.20 Business Insurance. Except as would not, individually or in the aggregate, reasonably be expected to adversely affect the Target Companies: (i) all premiums due and payable under all material insurance policies have been duly paid and the Target Companies are otherwise in compliance with the terms of such insurance policies, (ii) each such insurance policy with respect to policy periods that include the date of this Agreement (x) is in full force and effect and (y) will continue in full force and effect on identical terms as of the Closings, (iii) to the Knowledge of the Company, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies, and (iv) no Target Company has received any written notice from, or on behalf of, any insurance carrier relating to any refusal to issue an insurance policy or non-renewal of such insurance policies. Except as set forth in Schedule 5.20 of the Company Disclosure Schedules, there are no material claims related to the business of the Target Companies pending under any such insurance policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.

5.21 Customers and Vendors. Schedule 5.21 of the Company Disclosure Schedules lists, by dollar volume received or paid, as applicable, for the twelve (12) months ended on December 31, 2021, the top ten (10) customers of the Target Companies (the “Company Customers”) and the top seven (7) recurring vendors of goods or services to the Target Companies (the “Company Vendors”), along with the amounts of such dollar volumes. No Company Vendor or Company Customer within the last twelve (12) months has cancelled or otherwise terminated, or has notified the Company in writing that it intends to cancel or otherwise terminate, or materially alter the business dealings of such Person with a Target Company. No Company Vendor or Company Customer has during the last twelve (12) months decreased materially or, to the Knowledge of the Company, threatened to stop or materially decrease, limit, or adversely modify its business dealings with a Target Company in a manner that would reasonably be expected to materially adversely affect the Target Companies.

5.22 Certain Business Practices.

(a) Since December 31, 2019, none of the Target Companies, nor, to the Knowledge of the Company, any of the Target Companies’ directors or officers, agents or employees acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of any Anti-Bribery Laws or (iii) directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Except as would not reasonably be expected to, individually or in the aggregate, adversely affect the Target Companies, since December 31, 2019, the Target Companies have instituted and maintained policies and procedures reasonably designed to ensure compliance in all material respects with any local or foreign and money laundering statutes and Anti-Bribery Laws.

(c) Except as would not reasonably be expected to, individually or in the aggregate, adversely affect the Target Companies, since December 31, 2019, the operations of each Target Company are and have been conducted in compliance in all material respects with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(d) Except as would not reasonably be expected to, individually or in the aggregate, adversely affect the Target Companies, since December 31, 2019, no Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company, is currently identified on the specially designated nationals or other blocked person list or otherwise currently the subject of any U.S. sanctions administered by OFAC, and no Target Company has directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country targeted under comprehensive sanctions by OFAC (such countries, as of the date hereof, being the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria) or for the purpose of financing the activities of any Person the subject of, or otherwise in violation of, any U.S. sanctions administered by OFAC, in each case in violation of applicable sanctions.

5.23 Data Protection and Cybersecurity.

(a) For the purposes of this Section 5.23, the terms “personal data”, “personal data breach”, “process” (and its cognates) and “supervisory authority” shall have the meanings given to them in applicable Data Protection Laws.

(b) Except as has not had and would not reasonably be expected to adversely affect the Target Companies in any material respect, the Target Companies (i) comply in all material respects with applicable Data Protection Laws and (ii) have obtained from their customers any required consents to receive, access, or process Personal Information the Target Companies process.

(c) The Target Companies have, where required by applicable Law, entered into contracts with their suppliers, customers, service providers, and other vendors that are designed to comply with the requirements of Data Protection Laws in all material respects.

(d) Except as has not had and would not reasonably be expected to adversely affect the Target Companies in any material respect, the Target Companies are and, since December 31, 2019, have been in material compliance with applicable Data Security Requirements.

(e) The Target Companies have, where required by applicable Law, implemented commercially reasonable technical and organizational measures to protect against personal data breaches (including unauthorized access to Personal Information) and cybersecurity incidents.

(f) To the Knowledge of the Company, since December 31, 2019, no Target Company has: (i) suffered any material personal data breach or cybersecurity incident; (ii) been subject to investigations, notices or requests from any supervisory authority or other regulatory authority in relation to their data processing activities and compliance with Data Protection Laws; (iii) provided or been required to provide any notices to individuals related to actual or suspected unauthorized access to their Personal Information; or (iv) received written notice from any Governmental Authority alleging non-compliance with applicable Data Protection Laws.

(g) To the extent required by applicable Law, the Target Companies have provided and maintained Privacy Policies, including notices governing the collection, use, and transfer of Personal Information on websites and mobile applications, if any, made available by the Target Companies.

5.24 Information Technology.

(a) The IT Systems are in satisfactory working order in all material respects and have functioned materially in accordance with all applicable specifications.

(b) The Target Companies have implemented commercially reasonable security, maintenance, backup and virus protection measures with respect to the IT Systems.

(c) Except as set forth in Schedule 5.24(c) of the Company Disclosure Schedules, to the Knowledge of the Company, since December 31, 2019, the IT Systems have not (i) experienced a defect, bug or virus that caused a material disruption to the operations of any Target Company; or (ii) suffered any unauthorized access by any Person who is not a Party. Commercially reasonable business continuity and disaster recovery procedures for the IT Systems have been implemented in order to ensure the continuation of the business of each Target Company in the event of any failure of the IT Systems.

(d) Except as has not and would not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate, all use and distribution of software and open source materials by the Target Companies is in material compliance with all open source licenses applicable thereto.

5.25 Investment Company Act. No Target Company is an “investment company” within the meaning of the Investment Company Act.

5.26 Finders and Brokers. Except as set forth in Schedule 5.26 of the Company Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

5.27 Information Supplied. None of the information supplied or to be supplied by the Company specifically in writing for inclusion in the Proxy Statement and/or the Registration Statement, will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

5.28 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article V (as modified by the Company Disclosure Schedules), the Ancillary Documents and any certificates delivered pursuant to this Agreement, the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Purchaser, its Affiliates or any of their respective Representatives by, or on behalf of, the Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither the Company nor any other Person on behalf of the Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Purchaser, its Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Purchaser, its Affiliates or any of their respective Representatives or any other Person, and that any such representations or warranties are expressly disclaimed; provided, that the foregoing provisions of this Section 5.28 shall not excuse any fraud or willful misconduct of the Company.

Article VI
COVENANTS

6.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 8.1 or the Second Closing (the “Interim Period”), upon reasonable advance written notice from Purchaser, the Company will provide, and use its commercially reasonable efforts to cause its Representatives to provide, Purchaser and its Representatives with reasonable access, at Purchaser’s sole expense, during normal business hours, under the supervision of personnel of the Company or its Representatives, and in such a manner as not to unreasonably interfere with the normal operations of the business of the Target Companies, to (i) such materials and information about the Target Companies as Purchaser may reasonably request, and (ii) specified members of management of the Target Companies as Purchaser may reasonably request, in each case solely for purposes of consummating the Transactions. Notwithstanding the foregoing, the Company will not be required to disclose any information to Purchaser or its Representatives if such disclosure would (x) in the judgment of legal counsel of the Company, be reasonably likely to jeopardize any attorney-client or other legal privilege, or (y) contravene any applicable Law, it being agreed that the Parties shall use reasonable efforts to make alternative arrangements for such disclosure in a manner that would not result in such jeopardy or contravention. For the avoidance of doubt, nothing herein shall authorize any party or its Representative to undertake any testing involving invasive techniques, including testing involving sampling of soil, sediment, groundwater, surface water, air or building materials, at any Target Company property, without the prior written consent of the Company.

(b) During the Interim Period, upon reasonable advance written notice from the Company, Purchaser, Holdco and the Merger Subs will provide, and use their commercially reasonable efforts to cause their respective Representatives to provide to the Company and its Representatives reasonable access, at the Company’s expense, during normal business hours, under the supervision of personnel of Purchaser or its Representatives, and in such a manner as not to unreasonably interfere with the normal operations of the business of Purchaser, to (i) such materials and information about Purchaser, Holdco and the Merger Subs as the Company may reasonably request, and (ii) specified members of management of Purchaser, Holdco and the Merger Subs as the Company may reasonably request, in each case for purposes of consummating the Transactions. Notwithstanding the foregoing, Purchaser will not be required to disclose any information to the Company or its Representatives if such disclosure would (x) in the judgment of legal counsel of Purchaser, be reasonably likely to jeopardize any attorney-client or other legal privilege, or (y) contravene any applicable Law or Contract, it being agreed that the Parties shall use reasonable efforts to make alternative arrangements for such disclosure in a manner that would not result in such jeopardy or contravention.

6.2 Conduct of Business of the Company.

(a) Unless Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents, in connection with the Norwegian Merger, as set forth on Schedule 6.2 of the Company Disclosure Schedules, or as may be required by Law (including COVID-19 Measures), the Company shall, and shall cause its Subsidiaries to, use its commercially reasonable efforts to (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19 Measures, and (ii) comply in all material respects with all Laws applicable to such Person and its business, assets and employees; provided, that any action taken, or omitted to be taken, that relates to, or arises out of, COVID-19 Measures shall be deemed to be in the ordinary course of business); provided, that during any period of full or partial suspension of operations related to COVID-19, each Target Company may, in connection with COVID-19, take such actions in good faith as are reasonably necessary (A) to protect the health and safety of the Target Company’s employees and other individuals having business dealings with the Target Company or (B) to respond to third-party supply or service disruptions caused by COVID-19, including, but not limited to COVID-19 Measures, and any such actions taken (or not taken) as a result of, in response to, or otherwise related to COVID-19 shall be deemed to be taken in the “ordinary course of business” for all purposes of this Section 6.2 and not be considered a breach of this Section 6.2.

(b) During the Interim Period, the Company shall duly and timely file all material Tax Returns required to be filed (or obtain a permitted extension with respect thereto) with the applicable Tax authorities and pay all material Taxes due and payable during such time period.

(c) Without limiting the generality of Section 6.2(a) and except as expressly contemplated by this Agreement or the Ancillary Documents, the Norwegian Merger, as set forth on Schedule 6.2 of the Company Disclosure Schedules or as may be required by Law (including COVID-19 Measures), during the Interim Period, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and each shall cause its Subsidiaries not to:

(i) amend, waive or otherwise change its or any of the Target Companies’ Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, redeem, repurchase, dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities, or permit the cashless conversion or exercise of any of its securities and any other equity-based awards; provided that the Company shall be permitted to commit to grant awards under the Company Equity Plan, subject to receipt of any approvals required under applicable Law;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay, declare or otherwise set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities other than as expressly contemplated by this Agreement to effect the Mergers or consummate the Transactions;

(iv) (A) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $5,000,000 in the aggregate, (B) make a loan or advance to or investment in any Person in excess of $1,000,000 in the aggregate (other than advancement of expenses to employees in the ordinary course of business consistent with past practice), or (C) guarantee or endorse any Indebtedness or obligation of any Person, in any such case in excess of $5,000,000 in the aggregate;

(v) (A) increase the wages, salaries or compensation of its employees and other service providers other than in the ordinary course of business and consistent with past practice, (B) grant any retention, change in control or similar pay, other than as provided for in any written agreements, (C) provide any severance or termination pay, other than as provided for in any written agreements or in the ordinary course of business consistent with past practice, (D) establish any trust or take any other action to secure the payment of any compensation payable by the Company, (E) enter into, amend or terminate any collective bargaining, works council or similar agreement with a labor union or labor organization, or (F) materially increase other employee benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case of the foregoing clauses (A) through (F), other than as required by applicable Law, or pursuant to the terms of any Company Benefit Plan;

(vi) transfer, pledge or exclusively license to any Person or permit to lapse or fail to preserve any Material Company IP;

(vii) modify, terminate or waive or assign any material right under, any Company Material Contract, or enter into any Contract that would be a Company Material Contract;

(viii) limit the right of the Company or any of the Target Companies to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or grant any exclusive or similar rights to any Person, except where such limit does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Target Companies;

(ix) amend in a manner materially detrimental to the Target Companies (taken as a whole), terminate, cancel, surrender, permit to lapse or fail to renew or use commercially reasonable efforts to maintain any authorization from a Governmental Authority or material Permit required for the conduct of the business of any of the Target Companies or otherwise fail to use commercially reasonable efforts to maintain and preserve its relationships with any Governmental Authority, customers, suppliers, contractors and other Persons with which it has material business relations;

(x) acquire, including by merger, amalgamation, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets, in each case outside the ordinary course of business consistent with past practice;

(xi) make capital expenditures in excess of $5,000,000 individually or $25,000,000 in the aggregate;

(xii) adopt a plan of complete or partial liquidation, dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization;

(xiii) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company or any of its Subsidiaries;

(xiv) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, in the ordinary course of business consistent with past practice, as reasonably necessary to conduct the business and on arms-length terms);

(xv) waive, release, settle, compromise or otherwise resolve any investigation, claim, Action, litigation or other legal proceedings, other than such actions which result in any Target Company being obligated to pay monetary damages in an amount less than $500,000;

(xvi) make or rescind any material election relating to Taxes (other than elections made in the ordinary course of business), settle any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any material amended Tax Return or claim for refund in a manner inconsistent with past practice (including surrendering any right to a refund), or make any material change in its accounting or Tax policies or procedures;

(xvii) other than the sale of inventory in the ordinary course of business, sell, lease, license or otherwise dispose of any material assets of the Target Companies, taken as a whole, or material assets covered by any Material Contract except (A) pursuant to existing Contracts or commitments, (B) the sale or other disposition of such material assets deemed by the Company in its good-faith reasonable business judgment to be obsolete or no longer be material to the business of the Target Companies, taken as a whole, or (C) transactions between the Company and any wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company;

(xviii) suffer or incur any Lien on the material asset of the Target Companies, other than Permitted Liens;

(xix) make any change in its accounting principles or methods of accounting materially affecting the reported consolidated assets, liabilities or results of operations of the Target Companies, other than as may be required by applicable Law, regulatory guidelines, or GAAP or IFRS (as applicable); or

(xx) authorize or agree to do any of the foregoing actions.

(d) Each of Purchaser, Holdco and the Merger Subs acknowledges and agrees that (i) nothing contained in this Agreement shall give any such Person, directly or indirectly, the right to control or direct the Target Companies’ operations during the Interim Period, and (ii) during the Interim Period, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

6.3 Conduct of Business of Purchaser, Holdco and Merger Subs.

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents, including effectuating the First Merger, the Second Merger and the Purchaser Liquidation or as set forth on Schedule 6.3 of the Purchaser Disclosure Schedules and/or the Holdco Disclosure Schedules, as applicable, or as may be required by Law (including COVID-19 Measures), Purchaser, Holdco and the Merger Subs shall each use reasonable best efforts to (i) conduct its respective business, in all material respects, in the ordinary course of business consistent with past practice, and (ii) comply in all material respects with all Laws applicable to such Person and its business, assets and employees.

(b) Without limiting the generality of Section 6.3(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents, as set forth on Schedule 6.3 of the Purchaser Disclosure Schedules and/or the Holdco Disclosure Schedules, as applicable, or as may be required by Law (including COVID-19 Measures), during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), none of Purchaser, Holdco or the Merger Subs shall:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities, other than (A) in connection with the exercise of any Holdco Warrants outstanding on the date hereof or (B) the Amended Warrant Agreement;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities other than redemptions from the Trust Account that are required pursuant to the Purchaser’s Organizational Documents;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any Person, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 6.3(b)(iv) shall not prevent Purchaser from borrowing funds necessary to finance (A) Purchaser’s ordinary course administrative costs and expenses or (B) reasonable and documented out-of-pocket fees and expenses for professional services incurred in connection with the transactions contemplated by this Agreement and the Ancillary Documents);

(v) amend, waive, terminate or otherwise change the Trust Agreement;

(vi) adopt a plan of complete or partial liquidation, dissolution, winding up, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Mergers and the Purchaser Liquidation);

(vii) adopt any employee benefit plan;

(viii) acquire, including by merger, amalgamation, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(ix) enter into any new Contracts or commitments (other than Contracts entered into in connection with the consummation of the Transactions) that could reasonably be expected to delay or impair the consummation of the Transactions in any respect; or

(x) authorize or agree to do any of the foregoing actions.

(c) After the date of this Agreement and before the First Closing, Holdco shall re-register as an Irish public company limited by shares and change its name to “Kalera plc” (the “Holdco Re-registration”).

6.4 Purchaser Public Filings. During the Interim Period, Purchaser will keep current and timely file all of the forms, reports, schedules, statements and other documents required to be filed by Purchaser with the SEC, including all necessary amendments and supplements thereto, and otherwise comply in all material respects with applicable securities Laws (the “Additional SEC Reports”). All such Additional SEC Reports (including any financial statements or schedules included therein) shall be prepared in accordance and comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Additional SEC Reports. The Additional SEC Reports (including any financial statements or schedules included therein) will not, at the time they are filed or subsequently amended, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As used in this Section 6.4, the term “file” shall be broadly construed to include any manner in which a document or information is filed, furnished, supplied or otherwise made available to the SEC. During the Interim Period, Purchaser shall use its commercially reasonable efforts prior to the Mergers to maintain the listing of the Purchaser Class A Ordinary Shares and Purchaser Public Warrants on Nasdaq; provided, that the Parties acknowledge and agree that from and after the First Closing, the Parties intend to list on Nasdaq only the Holdco Ordinary Shares and the Holdco Warrants.

6.5 No Solicitation.

(a) Except as expressly permitted by this Section 6.5, during the Interim Period, the Company shall not, and shall cause the Company Subsidiaries not to, and the Company shall instruct its Representatives not to, directly or indirectly (i) initiate, solicit, or knowingly encourage (whether public or otherwise) any inquiry, proposal or offer with respect to, or the making, submission or announcement of, any Company Alternative Proposal, (ii) engage, enter into or continue any discussions or negotiations with any Persons or (iii) provide access to its properties, books and records or any confidential information, in each case, with respect to the Target Companies in connection with a Company Alternative Proposal. The Company has terminated and ceased to engage or will terminate and cease to engage in any and all existing discussions or negotiations with any Persons related to a Company Alternative Proposal or that could reasonably be expected to result in a Company Alternative Proposal. Without limiting the foregoing, the Company shall not, and shall cause the Company Subsidiaries not to, waive compliance by any Person with the “standstill” or similar provisions of any Contract between such Person and the Company.

(b) Notwithstanding anything to the contrary in this Section 6.5, if the Company receives an unsolicited written Company Alternative Proposal from any Person at any time following the date of this Agreement that did not result from a material breach of Section 6.5(a) and prior to the time the Required Company Shareholder Approval is obtained, (i) the Company and its Representatives may contact such Person to clarify the terms and conditions thereof and the Company and its Representatives may provide information (including non-public information and data) regarding, and afford access to the business, properties, assets, books, records and personnel of, the Company and its Subsidiaries to such Person if the Company receives from such Person (or has received from such Person) an executed Acceptable Confidentiality Agreement (a copy of such Acceptable Confidentiality Agreement shall be promptly provided to Purchaser or, if such Acceptable Confidentiality Agreement restricts the ability of the Company to disclose any information required to be shared with Purchaser pursuant to this Section 6.5, the Company shall be required to inform any Person who makes a Company Alternative Proposal that the Company is required to communicate the terms of such Company Alternative Proposal to Purchaser in accordance with the terms hereof); provided that, subject to applicable Law, the Company shall not later than substantially concurrently therewith, make available to Purchaser any non-public information concerning the Company or its Subsidiaries that is provided to any Person that was not previously made available to Purchaser, and (ii) the Company and its Representatives may engage in, enter into, continue or otherwise participate in any discussions or negotiations with such Person with respect to such Company Alternative Proposal, if and only to the extent that, prior to taking any action described in the foregoing clauses (i) or (ii), the Company Board or relevant committee thereof determines reasonably and in good faith (after consultation with its outside counsel and financial advisor) that such Company Alternative Proposal either constitutes a Company Superior Proposal or could reasonably be expected to result in a Company Superior Proposal and provides Purchaser with written notice of such determination.

(c) The Company shall promptly (and, in any event, within forty eight (48) hours of any such event) notify Purchaser of the receipt of any Company Alternative Proposal or any material amendment thereto, and with respect to any Company Alternative Proposal or material amendment thereto, a written summary of the material terms and conditions of each such Company Alternative Proposal or any material amendment or proposed material amendment thereto and prompt status updates with respect thereto.

(d) Except as set forth in this Section 6.5(d), the Company Board shall not (i) (A) amend, change, withhold, withdraw, qualify or modify, in a manner adverse to Purchaser, the Company Recommendation with respect to the Mergers, (B) fail to include the Company Recommendation in the Registration Statement, (C) make any public statement inconsistent with the Company Recommendation, (D) approve, adopt, endorse or recommend a Company Alternative Proposal or publicly propose to approve, adopt, endorse or recommend a Company Alternative Proposal, (E) if a tender offer or exchange offer for shares of capital stock of the Company that constitutes a Company Alternative Proposal is commenced, recommend the acceptance of such tender offer or exchange offer by Company stockholders, or (F) resolve or agree to take any of the foregoing actions (any of the foregoing, a “Company Change of Recommendation”) or (ii) authorize, adopt or approve a Company Alternative Proposal, or cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, agreement in principle, memorandum of understanding, business combination agreement or any other similar agreement providing for any Company Alternative Proposal (a “Company Alternative Acquisition Agreement”). Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Required Company Shareholder Approval is obtained, if the Company receives a Company Alternative Proposal that the Company Board determines in good faith (after consultation with outside counsel and its financial advisors) constitutes a Company Superior Proposal (taking into account any adjustments to the terms and conditions of the Mergers proposed by the Company in response to such Company Alternative Proposal), the Company may (1) effect a Company Change of Recommendation and authorize, adopt, or approve such Company Superior Proposal, which may include granting a waiver, amendment or release under any Takeover Law with respect to such Company Superior Proposal and/or (2) enter into a Company Alternative Acquisition Agreement with respect to such Company Superior Proposal in accordance with Section 8.1; provided, however, the Company Board may take the actions described in the foregoing clauses (1) and (2) if, and only if:

(i) the Company shall have provided prior written notice to Purchaser of the Company Board’s intention to take such actions at least five (5) Business Days in advance of taking such action (the “Notice Period”), which notice (A) shall specify, as applicable, a reasonably detailed description of the material terms of the Company Alternative Proposal received by the Company and an express statement by the Company that such Company Alternative Proposal constitutes a Company Superior Proposal and (B) include a copy of the most current version of the proposed agreement relating to such Company Superior Proposal (which version shall be updated on a prompt basis to the extent there are material changes thereto) and a description of any financing commitments relating thereto;

(ii) after providing such notice and prior to taking such actions, the Company shall have negotiated, and shall have caused its Representatives to negotiate, with Purchaser in good faith (to the extent Purchaser desires to negotiate) during the Notice Period to make such adjustments in the terms and conditions of this Agreement as would permit the Company Board not to take such actions (it being agreed that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Company Alternative Proposal, including any revision in price, the Notice Period shall be extended to ensure that at least 48 hours remains in the Notice Period subsequent to the time the Company notifies Purchaser of any such material revision (it being understood that there may be multiple extensions)); and

(iii) the Company Board shall have considered in good faith any changes to this Agreement that may be offered in writing by Purchaser by 11:59 p.m. Eastern Time on the last day of the Notice Period (as extended pursuant to the preceding clause (ii)) and shall have determined in good faith after consultation with outside counsel and its financial advisor, that the Company Alternative Proposal received by the Company would continue to constitute a Company Superior Proposal if such changes offered in writing by Purchaser were given effect.

(e) Nothing contained in this Section 6.5 shall be deemed to prohibit the Company or the Company Board from (i) making any “stop, look and listen” communication to the stockholders of the Company (or any similar communications to the stockholders of the Company) or (ii) making disclosure that the Company Board determines in good faith after consultation with the Company’s outside legal counsel, that the failure of the Company Board to make disclosure of a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act would be required pursuant to the directors’ duties under applicable Law; provided, however, that any disclosure does not contain an express Company Change of Recommendation.

6.6 No Solicitation by Purchaser. Purchaser shall not, and shall instruct its Representatives not to, directly or indirectly (i) initiate, solicit, encourage or respond to any inquiry, proposal, offer or indication of interest with respect to, or the making, submission or announcement of, any Business Combination (a “Business Combination Proposal”) (other than the Transactions), or (ii) enter into, continue or engage in any discussions, negotiations or due diligence, with any Person (other than the Company and its Affiliates and Representatives) in connection with any Business Combination Proposal. In addition, except as expressly permitted under this Section 6.6, during the Interim Period, neither the Company Board nor any committee thereof shall (A) grant any waiver, amendment or release under any Takeover Law, (B) effect a Purchaser Change of Recommendation or (C) authorize, cause or permit Purchaser or any of its Subsidiaries to enter into any letter of intent, agreement in principle, memorandum of understanding, business combination agreement or any other similar agreement providing for any Business Combination Proposal. Purchaser shall, and shall direct its Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

6.7 Securities Law Matters. The Company acknowledges and agrees that it is aware, and that its Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of Purchaser, will be advised) of the restrictions imposed by U.S. federal securities Laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that it shall not purchase or sell any securities of Purchaser, communicate such information to any Person who is not a Party, take any other action with respect to Purchaser in violation of such Laws, or cause or encourage any Person to do any of the foregoing and shall direct its Affiliates and Representatives to do the same. Purchaser agrees that it shall not purchase or sell any Company Shares in violation of Law or cause or encourage any Person to do any of the foregoing and shall direct its Affiliates and Representatives to do the same.

6.8 Notification of Certain Matters. During the Interim Period, each Party shall give notice to the other Parties as promptly as practicable if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in a manner as would reasonably be expected to cause or result in any of the conditions set forth in Article VII not being satisfied or the satisfaction of those conditions being materially delayed; (b) receives any notice or other communication in writing from any Person who is not a Party (including any Governmental Authority) alleging (i) that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or (ii) that the consummation of the Transactions by such Party or its Affiliates would violate applicable Law; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions set forth in Article VII not being satisfied or the satisfaction of those conditions being materially delayed or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closings have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

6.9 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities or other third persons) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b) As soon as reasonably practicable following the date of this Agreement, and in any event within ten (10) Business Days thereafter, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement, and shall use reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish to the other Parties a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby prior to the First Closing or the Second Closing, as applicable, each Party shall, if permitted by such Governmental Authority and requested by another Party, arrange for such other Party and/or its Representatives to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would or could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or Person challenging the transactions contemplated by this Agreement or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is threatened or in effect and that does or could prohibit, prevent or restrict consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(c) Prior to the First Closing or the Second Closing, as applicable, each Party shall use its reasonable efforts to obtain any Consents of Governmental Authorities or other third persons as may be necessary for the consummation by such Party of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party, and the other Parties shall provide reasonable cooperation in connection with such efforts. Notwithstanding the foregoing, other than as explicitly set forth in this Agreement, the Parties shall consult with one another and make a mutual determination before paying any material fees, rents or make similar material payments to any third persons in order to comply with the terms of this Section 6.9.

6.10 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

6.11 The Registration Statement.

(a) As promptly as practicable after the date hereof, Purchaser and Holdco shall prepare with the reasonable assistance of the Company, and file with the SEC, a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of (i) the Holdco Ordinary Shares to be issued under this Agreement to the holders of Purchaser Securities and the Holdco Warrants to be assumed by Holdco and automatically adjusted in favor of the holders of Purchaser Warrants and (ii) the Holdco Ordinary Shares to be issued under this Agreement to the holders of Company Shares prior to the First Merger Effective Time, which Registration Statement will also contain a proxy statement of Purchaser (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Purchaser Shareholders for the matters to be acted upon at the Purchaser Special Meeting and providing the Purchaser Shareholders an opportunity in accordance with Purchaser’s Organizational Documents and the IPO Prospectus to have their Purchaser Class A Ordinary Shares redeemed (the “Redemption”) in conjunction with the Purchaser Shareholder vote on the Purchaser Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser Shareholders to vote, at an extraordinary general meeting of the Purchaser Shareholders to be called and held for such purpose (such meeting, together with an adjourned meeting, the “Purchaser Special Meeting”), in favor of resolutions approving the Purchaser Shareholder Approval Matters, and the adjournment of the Purchaser Special Meeting, if necessary or desirable in the reasonable determination of Purchaser.

(b) In connection with the Registration Statement, Purchaser and Holdco will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in Purchaser’s Organizational Documents and the rules and regulations of the SEC and Nasdaq. The Company shall provide Purchaser and Holdco with such information concerning the Target Companies and their equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(c) Purchaser and Holdco shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Purchaser Special Meeting and the Redemption. Each of Purchaser, Holdco and the Company shall, and shall cause each of its Subsidiaries to, make their respective officers and employees, upon reasonable advance notice, available to the Company, Holdco, Purchaser and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser and Holdco shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to the Purchaser Shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Purchaser’s Organizational Documents.

(d) Purchaser and Holdco, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use their commercially reasonable efforts to (i) “clear” comments from the SEC, (ii) cause the Registration Statement to become effective and (iii) keep the Registration Statement effective for as long as necessary to consummate the transactions contemplated hereby.

(e) As soon as practicable after the SEC declares the Registration Statement effective, Purchaser shall distribute the Proxy Statement contained in the Registration Statement to the Purchaser Shareholders and, pursuant thereto, shall duly call, give notice of, convene and hold (subject to the last sentence of this Section 6.11(e)) the Purchaser Special Meeting in accordance with the Cayman Companies Act, Purchaser’s Organizational Documents and the rules and regulations applicable to the SEC and Nasdaq for a date as soon as practicable following the date on which the SEC declared the Registration Statement effective and shall solicit proxies from the holders of Purchaser Ordinary Shares to vote in favor of the Purchaser Shareholder Approval Matters. Purchaser, acting through the Purchaser Board, shall include in the Proxy Statement the recommendation of the Purchaser Board that the holders of Purchaser Ordinary Shares vote in favor of the Purchaser Shareholder Approval Matters, and shall otherwise use its reasonable best efforts to obtain the Required Purchaser Shareholder Approval. Purchaser shall provide the Company with (1) updates with respect to the tabulated vote counts received by Purchaser, (2) the right to review and comment on all communication sent to Purchaser Shareholders, holders of Purchaser Warrants and/or proxy solicitation firms, which comments Purchaser shall consider in good faith, and (3) updates with respect to any elections to redeem Purchaser Ordinary Shares. Neither the Purchaser Board nor any committee or agent or representative thereof shall (i) withdraw (or modify in any manner adverse to the Company), or propose publicly to withdraw (or modify in any manner adverse to the Company), the Purchaser Board’s recommendation that Purchaser Shareholders vote in favor of the Purchaser Shareholder Approval Matters, (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Purchaser Alternative Proposal, (iii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow Purchaser to execute or enter into, any agreement related to a Purchaser Alternative Proposal, or (iv) resolve or agree in writing to do any of the foregoing (any of the actions listed in clauses (i) through (iv) of this sentence, a “Purchaser Change of Recommendation”). If on the date for which the Purchaser Special Meeting is scheduled, Purchaser has not received proxies representing a sufficient number of shares to obtain the Required Purchaser Shareholder Approval, whether or not a quorum is present, then Purchaser may make one or more successive postponements or adjournments of the Purchaser Special Meeting, and shall hold the Purchaser Special Meeting as soon as reasonably practicable upon Purchaser’s determination that it has received proxies representing a sufficient number of shares to obtain the Required Purchaser Shareholder Approval.

(f) Purchaser and Holdco shall comply with all applicable Laws, any applicable rules and regulations of the SEC, Nasdaq, Purchaser’s and Holdco’s Organizational Documents, respectively, the Cayman Companies Act, the Luxembourg Companies Act, the Irish Companies Act, and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Purchaser Special Meeting and the Redemption.

(g) Notwithstanding anything else to the contrary in this Agreement or any Ancillary Document, Purchaser may make any public filing with respect to the Merger to the extent required by applicable Law, provided that prior to making any filing that includes information regarding the Company, Purchaser shall provide a copy of the filing to the Company and permit the Company to make revisions to protect confidential or proprietary information of the Company.

6.12 Public Announcements.

(a) The Parties agree that, during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of Purchaser, Holdco and the Company, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange (including, for the avoidance of doubt, Euronext Growth Oslo), in which case the applicable Party shall, to the extent permitted by applicable Law, use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) Purchaser and the Company shall issue a press release announcing the execution of this Agreement (the “Signing Press Release”) in the form agreed by Purchaser and the Company as promptly as practicable after the execution of this Agreement, which Signing Press Release shall be published by the Company, including through the XOSL’s publication platform NewsWeb. Promptly after the issuance of the Signing Press Release, Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws. Purchaser shall provide the Company with reasonable opportunity to review and comment on the Signing Filing prior to filing and shall consider in good faith and use reasonable efforts to incorporate any comments timely made by the Company. Purchaser, Holdco and the Company shall mutually agree upon and, on the date of the Second Closing, issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”), including through the XOSL’s publication platform NewsWeb. Promptly after the issuance of the Closing Press Release, Holdco shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closings as required by Federal Securities Laws. Holdco shall provide each of the Company and Purchaser reasonable opportunity to review and comment upon the Closing Filing prior to filing, and Holdco shall consider in good faith and use reasonable efforts to incorporate any comments that are timely made by each of the Company and Purchaser. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing, notice, stock exchange announcement or application made by or on behalf of a Party to any Governmental Authority or other Person in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be required by applicable Law, including Federal Securities Laws and the rules and regulations applicable to companies listed on Euronext Growth Oslo, and shall exercise commercially reasonable efforts to provide such other information as may be reasonably necessary or advisable in connection with the transactions contemplated hereby or any other report, statement, filing, notice, stock exchange announcement or application made by or on behalf of a Party to any Person who is not a Party and/or any Governmental Authority in connection with the transactions contemplated hereby. To the extent that a Party is required to furnish information concerning itself in accordance with the foregoing sentence, such Party shall be provided a reasonable opportunity to review and comment on the disclosure containing such information regarding such Party, and Purchaser and the Company shall use reasonable efforts to incorporate any such comments from such Party.

6.13 Post-Closing Board of Directors. The Parties shall take all necessary action, including causing the directors of Holdco to resign, so that effective as of the First Closing, Holdco’s board of directors (the “Post-Closing Holdco Board”) will consist of nine (9) natural Persons. The Parties shall take all necessary action to designate and appoint to the Post-Closing Holdco Board (a) one (1) Person who is designated in writing by Purchaser prior to the First Closing, who shall initially be Brent de Jong, and (b) eight (8) Persons who are designated in writing by the Company prior to the First Closing, at least one (1) of such Persons described in clauses (a) and (b) (collectively) whom shall be required to qualify as an independent director under Nasdaq rules.

6.14 Indemnification of Directors and Officers; Tail Insurance.

(a) From and after the First Merger Effective Time, Holdco agrees that it shall indemnify and hold harmless each present and former director, manager and officer of Purchaser and the Company and each of their respective Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the First Merger Effective Time, whether asserted or claimed prior to, at or after the First Merger Effective Time, to the fullest extent that the Company, Purchaser or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and their respective Governing Documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(b) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of Purchaser and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of Purchaser (the “Purchaser D&O Indemnified Persons”) as provided in Purchaser’s Organizational Documents or under any indemnification, employment or other similar agreements between any Purchaser D&O Indemnified Person and Purchaser, in each case as in effect on the date of this Agreement, shall survive the Closings and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Second Closing, Holdco shall cause the Organizational Documents of Holdco and its Subsidiaries to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to Purchaser D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of Purchaser to the extent permitted by applicable Law. The provisions of this Section 6.14 shall survive the Closings and are intended to be for the benefit of, and shall be enforceable by, each of the Purchaser D&O Indemnified Persons and their respective heirs and representatives.

(c) For the benefit of Purchaser’s directors and officers, Purchaser, in coordination with Holdco and the Company, shall be permitted prior to the First Closing Date to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six (6)-year period from and after the Second Closing Date for events occurring prior to the Second Closing Date (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than Purchaser’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, Holdco and Purchaser shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and Holdco and Purchaser shall timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance. Notwithstanding the foregoing, in no event shall Purchaser expend an annual premium for such D&O Tail Insurance in excess of three-hundred percent (300%)] of the last annual payment made by Purchaser or any of their respective Affiliates for such directors’ and officers’ liability insurance policies currently in effect as of the date hereof.

(d) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Company and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company (the “Company D&O Indemnified Persons”) as provided in the Company’s Organizational Documents or under any indemnification, employment or other similar agreements between any Company D&O Indemnified Person and the Company, in each case as in effect on the date of this Agreement, shall survive the Closings and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Second Closing, Holdco shall cause the Organizational Documents of Holdco and its Subsidiaries to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to Company D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the Company to the extent permitted by applicable Law. The provisions of this Section 6.14 shall survive the Closings and are intended to be for the benefit of, and shall be enforceable by, each of the Company D&O Indemnified Persons and their respective heirs and representatives.

(e) For the benefit of the Company’s directors and officers, the Company, in coordination with Holdco and Purchaser, shall be permitted prior to the First Closing Date to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six (6)-year period from and after the Second Closing Date for events occurring prior to the Second Closing Date (the “Company D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, Holdco and the Company shall maintain the Company D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and Holdco and the Company shall timely pay or cause to be paid all premiums with respect to the Company D&O Tail Insurance. Notwithstanding the foregoing, in no event shall the Company expend an annual premium for such Company D&O Tail Insurance in excess of three-hundred percent (300%) of the last annual payment made by Purchaser or any of their respective Affiliates for such directors’ and officers’ liability insurance policies currently in effect as of the date hereof.

6.15 Registration Rights Agreement. At the Closing, Holdco and the Company will enter into a registration rights agreement in form and substance reasonably satisfactory to Holdco, the Company, and Purchaser providing for certain registration rights for certain Holdco investors (the “Registration Rights Agreement”).

6.16 Net Tangible Assets. During the Interim Period, Purchaser shall use reasonable best efforts to maintain net tangible assets of at least $5,000,001 (including after giving effect to any Redemption).

6.17 Delisting and Deregistration. The Parties shall take all actions necessary or reasonably requested by another Party to cause (i) the Purchaser Class A Ordinary Shares and Purchaser Warrants to be delisted from Nasdaq (or be succeeded by the Holdco Securities) and to terminate its registration with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act (or be succeeded by Holdco) as of the First Closing Date and (ii) the Company’s shares to be delisted from Euronext Growth Oslo at such point in time as required by XOSL, or mutually agreed between the Parties.

6.18 Holdco Nasdaq Listing. Purchaser and Holdco shall use commercially reasonable efforts to cause the Holdco Ordinary Shares and Holdco Warrants to be approved for listing on Nasdaq by no later than the First Closing Date, and to remain listed as a public company on Nasdaq through the Second Closing Date.

6.19 Equity Plans. In connection with the Transactions, Holdco shall adopt, prior to or effective upon the Second Closing, a new equity incentive plan substantially in the form attached as Exhibit D attached hereto (the “Holdco Equity Plan”), which shall reserve for issuance a number of Holdco Ordinary Shares equal to seven-point-five percent (7.5%) of the aggregate number of Holdco Ordinary Shares issued and outstanding immediately after the Company Capital Reduction (calculated on a fully-diluted basis), subject to the share evergreen provisions set forth in the Holdco Equity Plan.

6.20 Employment Agreements; Other Compensation Matters. Prior to the Second Closing, the parties shall work in good faith to evaluate the reports and recommendations of the Company’s independent compensation consultant and implement new compensation arrangements (to be effective upon the Second Closing) taking into account such reports and recommendations, including terms, conditions and allocations relating to initial awards to be made under the Holdco Equity Plan and/or new employment or severance arrangements for key employees.

6.21 Company Shareholder Approval. The Company shall take all action necessary under applicable Law, the rules and regulations applicable to companies listed on Euronext Growth Oslo, and its Organizational Documents to, as soon as practicable after the date of effectiveness of the Registration Statement and in any event within three (3) Business Days thereof, call, give notice of, convene and hold an extraordinary meeting of the Company Shareholders to pass resolutions (the “Company Special Meeting”) approving (A) the adoption and approval of First Plan of Merger and the Second Plan of Merger and, for the avoidance of doubt, the Company Capital Reduction, in accordance with the Company’s Organizational Documents and the Luxembourg Companies Act and the Irish Companies Act and (B) such other matters as the Company and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions and the delisting of the Company’s shares from Euronext Growth Oslo (the approvals described in foregoing clauses (A) and (B), collectively, the “Company Shareholder Approval Matters”). The Company, acting through the Company Board, shall include in the materials distributed to the Company Shareholders in connection with the Company Shareholder Approval Matters a recommendation of the Company Board that the Company Shareholders vote in favor of the adoption of Company Shareholder Approval Matters.

6.22 Merger Sub and Holdco Shareholder Approvals.

(a) Each of the Merger Subs and Holdco shall take all action necessary under applicable Law and their respective Organizational Documents to, as soon as practicable after the date hereof, (i) call, give notice of, convene and hold special or extraordinary meetings of its shareholders and/or boards of directors, as applicable, to pass resolutions or (ii) request its shareholders and/or boards of directors, as applicable, to pass written resolutions, in each case approving (A) the adoption and approval of this Agreement, the Mergers and other transactions contemplated hereby (as applicable) by their shareholders in accordance with their respective Organizational Documents and the Norwegian Companies Act, the Irish Companies Act, the Luxembourg Companies Act or the Cayman Companies Act (as applicable) and (B) such other matters as the Company and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clause (A) in respect of Cayman Merger Sub, the “Cayman Merger Sub Shareholder Approval Matters”, in respect of Lux Merger Sub, “Lux Merger Sub Shareholder Approval Matters” and, in respect of Holdco, the “Holdco Shareholder Approval Matters”).

(b) Holdco shall vote in favor of the Cayman Merger Sub Shareholder Approval Matters and the Lux Merger Sub Shareholder Approval Matters.

6.23 Section 16 of the Exchange Act. Prior to the First Closing, the board of directors of Holdco, or an appropriate committee of nonemployee directors thereof, shall adopt a resolution consistent with the interpretative guidance of the SEC so that the acquisition of Holdco Securities pursuant to this Agreement by any officer or director of Purchaser or the Company who is expected to become a “covered person” of Holdco for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) shall be an exempt transaction for purposes of Section 16.

6.24 Transfer Taxes. Any and all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any associated penalties and interest) (“Transfer Taxes”) incurred in connection with or arising out of the transactions contemplated by this Agreement shall be borne by Holdco. The parties shall cooperate in the execution and delivery of any and all instruments and certificates with respect to such Transfer Taxes and the applicable party shall file all necessary Tax Returns and other documentation with respect to any such Transfer Taxes.

6.25 Resignations. All of the officers and directors of Purchaser shall resign from all of their officer and director positions at Purchaser prior to or effective upon the Second Closing.

6.26 Amended Warrant Agreement. At the First Closing, each of Holdco and the Purchaser shall deliver a copy of the Amended Warrant Agreement duly executed by such Party.

6.27 Amended Holdco Memorandum and Articles of Association. Prior to the First Merger Effective Time, the Parties will take, or cause to be taken, all actions necessary in order for the Memorandum and Articles of Association of Holdco to be the Amended Holdco Memorandum and Articles of Association.

6.28 Norwegian Merger. The Parties acknowledge that the Company intends to complete the Norwegian Merger during the Interim Period. Notwithstanding anything to the contrary herein, no actions taken in furtherance of the consummation of the Norwegian Merger shall be deemed to breach this Agreement or the Ancillary Documents.

6.29 No Claim Against Purchaser Trust Account. The Company acknowledges that Purchaser has established the Trust Account for the benefit of Purchaser’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Purchaser’s Organizational Documents and the Trust Agreement. The Company further acknowledges that Purchaser’s sole assets consist of the cash proceeds of Purchaser’s IPO and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public stockholders. The Company further acknowledges that, if the transactions contemplated by this Agreement, or in the event of termination of this Agreement, another Business Combination, are not consummated by July 12, 2022, or such later date as approved by its stockholders to complete a Business Combination, Purchaser will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its controlled Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account or to collect from the Trust Account any monies that may be owed to them by Purchaser or any of Purchaser’s Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. Notwithstanding the foregoing, this Section 6.29 shall not serve to limit or prohibit the Company’s or its controlled Affiliates’ rights to pursue a claim against Purchaser or any of Purchaser’s Affiliates for legal relief against assets held outside the Trust Account (including from and after the consummation of a Business Combination other than as contemplated by this Agreement) or pursuant to Section 9.7 for specific performance or other injunctive relief and that does not in any way involve the Trust Account or the funds or assets therein. This Section 6.29 shall survive the termination of this Agreement for any reason.

6.30 CVR Agreement. At or immediately prior to the Second Merger Effective Time, Holdco shall execute and deliver, and the Company and Purchaser will use reasonable best efforts to cause the Rights Agent to execute and deliver the CVR Agreement, subject to any changes to the CVR Agreement that are requested by the Rights Agent and approved prior to the Effective Time by Purchaser and the Company (which approval, in the case of each of Purchaser and the Company, shall not be unreasonably withheld, conditioned or delayed), unless otherwise mutually agreed to by Purchaser and the Company.

6.31 Nonregistrable CVRs. To the extent requested by the Company, Purchaser and the Company shall exercise reasonable best efforts as necessary to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws, including by making changes to the form of CVR Agreement.

Article VII
CLOSING CONDITIONS

7.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Company and Purchaser of (x) the following conditions as of the First Closing Date and (y) the conditions set forth in Section 7.01(e), (f), (g), (h), (i) and (j) as of the Second Closing Date.

(a) Required Purchaser Shareholder Approval. The Purchaser Shareholder Approval Matters shall have been approved by the requisite vote of the Purchaser Shareholders entitled to vote thereon at the Purchaser Special Meeting in accordance with Purchaser’s Organizational Documents, applicable Law and the rules and regulations of Nasdaq (the “Required Purchaser Shareholder Approval”).

(b) Required Company Shareholder Approval. The Company Shareholder Approval Matters shall have been approved by the requisite vote of the Company Shareholders entitled to vote thereon at the Company Special Meeting in accordance with the Company’s Organizational Documents, applicable Law and the rules and regulations of Euronext Growth Oslo (the “Required Company Shareholder Approval”).

(c) Required Holdco Shareholder Approval. The Holdco Shareholder Approval Matters shall have been approved by the shareholder(s) of Holdco in accordance with Holdco’s Organizational Documents and applicable Law (the “Required Holdco Shareholder Approval”).

(d) Holdco Equity Plan. Holdco shall have adopted the Holdco Equity Plan consistent with the requirements of Section 6.19.

(e) No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(f) No Litigation. There shall not be any pending Action brought by a Governmental Authority seeking to enjoin the consummation of the Transactions.

(g) Net Tangible Assets Test. Upon the First Closing, after giving effect to the Redemption, Purchaser shall have net tangible assets of at least $5,000,001.

(h) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the First Closing.

(i) Nasdaq Listing. The Holdco Ordinary Shares and Holdco Warrants to be issued or assumed by Holdco (as applicable) in connection with the Mergers shall be approved for listing on Nasdaq, subject only to notice of issuance.

(j) Composition Agreement/SEAS. Holdco shall have entered into a composition agreement with the Revenue Commissioners of Ireland and a Special Eligibility Agreement for Securities with the Depository Trust Company in respect of Holdco Ordinary Shares and Holdco Warrants, both of which are in full force and effect and enforceable in accordance with their terms.

7.2 Conditions to Obligations of the Company. In addition to the conditions specified in Section 7.1, the obligations of the Company to consummate the Transactions are subject to the satisfaction or written waiver (by the Company) of (x) the following conditions as of the First Closing Date and (y) the conditions set forth in Section 7.02(a) (solely as it relates to the Purchaser Fundamental Representations), (c), and (d) as of the Second Closing Date.

(a) Representations and Warranties. All of the representations and warranties of Purchaser, Holdco and the Merger Subs set forth in this Agreement and in any certificate delivered by or on behalf of Purchaser, Holdco and the Merger Subs pursuant hereto (without giving effect to any qualifications or limitations as to materiality) shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the applicable Closing Date as if made on the applicable Closing Date, except for (i) those representations and warranties that address matters only as of a particular date, which representations and warranties (without giving effect to any qualifications or limitations as to materiality) shall have been true and correct in all material respects as of such date, and (ii) any failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a materially adverse effect on the ability of each of Purchaser, Holdco or the Merger Subs to consummate the transactions contemplated by this Agreement; provided that this Section 7.2(a) shall not apply to the representations and warranties of Purchaser contained in Section 3.5(a) and Holdco and the Merger Subs contained in Section 4.5(a) (collectively, the “Purchaser Fundamental Representations”), which representations and warranties shall have been true and correct in all respects other than de minimis inaccuracies.

(b) Agreements and Covenants. Each of Purchaser, Holdco and the Merger Subs shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the applicable Closing Date.

(c) Minimum Cash. As of the applicable Closing, after giving effect to the completion of the Redemption, the aggregate amount of (i) cash proceeds received or available at or prior to the applicable Closing in respect of debt or equity financing agreements entered into by the Company during the Interim Period (excluding the matters set forth on Schedule 7.2(c) and provided that there shall not be double counting of cash proceeds that are received or available) and (ii) in the Trust Account shall equal at least (x) 100 million U.S. Dollars ($100,000,000) plus (y) the aggregate amount expenses of Purchaser, Holdco, the Company and their respective Affiliates incurred prior to the applicable Closing (including, in each case, the Expenses) (the condition set forth in this Section 7.2(c), the “Minimum Cash Condition”).

(d) Officer Certificate. Purchaser shall have delivered to the Company a certificate, dated the applicable Closing Date, signed by a director of Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.2(a) and 7.2(b) (in respect of Purchaser and the Merger Subs). Holdco shall have delivered to the Company a certificate, dated the applicable Closing Date, signed by an executive officer or director of Holdco in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.2(a) and 7.2(b) (in respect of Holdco); provided, that, the certificate delivered on the Second Closing Date shall certify only the satisfaction of the condition specified in Section 7.2(a) (solely with respect to the Purchaser Fundamental Representations).

7.3 Conditions to Obligations of Purchaser. In addition to the conditions specified in Section 7.1, the obligations of Purchaser to consummate the Transactions are subject to the satisfaction or written waiver (by Purchaser) of (x) the following conditions as of the First Closing Date and (y) the conditions set forth in Section 7.03(a) (solely as it relates to the Company Fundamental Representations) and (d) as of the Second Closing Date:

(a) Representations and Warranties. All of the representations and warranties of the Company set forth in this Agreement and in any certificate delivered by or on behalf of the Company pursuant hereto shall be true and correct on and as of the applicable Closing Date as if made on the applicable Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect (provided that this Section 7.3(a) shall not apply to the representations and warranties of the Company contained in Sections 5.1, 5.2, 5.3, and 5.4 (collectively, the “Company Fundamental Representations”) which representations and warranties shall have been true and correct in all respects other than de minimis inaccuracies).

(b) Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the applicable Closing Date.

(c) No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred and be continuing.

(d) Officer Certificate. Purchaser shall have received a certificate from the Company, dated the applicable Closing Date, signed by an officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.3(a), 7.3(b) and 7.3(c) (in respect of the Company); provided, that the certificate delivered on the Second Closing Date shall certify only the satisfaction of the condition specified in Section 7.3(a) (solely with respect to the Company Fundamental Representations).

(e) Norwegian Merger. The Norwegian Merger shall have been consummated.

7.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was primarily caused by the failure of such Party or its Affiliates (including, with respect to Purchaser, Holdco or the Merger Subs, or with respect to the Company, any Target Company) to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article VIII
TERMINATION AND EXPENSES

8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of Purchaser and the Company;

(b) by written notice by Purchaser or the Company if the Closing shall not have occurred by the six (6)-month anniversary of the date of this Agreement (as may be extended as provided in the immediately following proviso, the “Outside Date”) (provided that, if the SEC has not declared the Proxy Statement/Form S-4 effective on or prior to the six (6)-month anniversary of the date of this Agreement, the Outside Closing Date shall be automatically extended by one (1) month); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (including, with respect to Purchaser, Holdco or the Merger Subs) of any representation, warranty, covenant or obligation under this Agreement was the primary cause of the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a Party if the failure by such Party or its Affiliates (including, with respect to Purchaser, Holdco, or the Merger Subs) to comply with any provision of this Agreement has been the primary cause of such action by such Governmental Authority;

(d) by written notice by the Company to Purchaser, if (i) there has been a breach by Purchaser, Holdco or any of the Merger Subs of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Purchaser, Holdco or any of the Merger Subs shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied, and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to Purchaser by the Company or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if at such time the Company is in material uncured breach of this Agreement in a manner that would result in the failure of a condition set forth in Section 7.3(a) or Section 7.3(b);

(e) by written notice by Purchaser to the Company, if (i) there has been a breach by the Company of any of its representations or warranties or its covenants or agreements contained in this Agreement, or if any representation or warranty the Company shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company by Purchaser or (B) the Outside Date; provided, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if at such time Purchaser, Holdco or any of the Merger Subs are in material uncured breach of this Agreement in a manner that would result in the failure of a condition set forth in Section 7.2(a) or Section 7.2(b);

(f) by written notice by either the Company or Purchaser if the Purchaser Special Meeting is held (including any adjournment or postponement thereof) and has concluded, Purchaser Shareholders have duly voted, and the Required Purchaser Shareholder Approval was not obtained;

(g) by written notice by either the Company or Purchaser if the Company Special Meeting is held (including any adjournment or postponement thereof) and has concluded, the Company Shareholders have duly voted, and the Required Company Shareholder Approval was not obtained;

(h) by the Company if Purchaser makes any Purchaser Change of Recommendation;

(i) by Purchaser if the Company makes any Company Change of Recommendation; or

(j) by the Company in accordance with Section 6.5(d), at any time prior to the receipt of the Required Company Shareholder Approval, if (A) the Company Board has authorized the Company to enter into a Company Alternative Acquisition Agreement with respect to a Company Superior Proposal, (B) prior to or substantially concurrently with such termination, the Company shall have paid the Company Termination Fee to the Purchaser pursuant to Section 8.3 and (C) substantially concurrently with the termination of this Agreement, the Company enters into a Company Alternative Acquisition Agreement with respect to the Company Superior Proposal referred to in clause (A).

8.2 Manner and Effect of Termination. Any party terminating this Agreement pursuant to Section 8.1 shall give written notice of such termination to the other Parties in accordance with this Agreement specifying the provision or provisions of this Agreement pursuant to which such termination is being effected and the basis therefor described in reasonable detail. In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the parties or their respective Subsidiaries or Affiliates. Notwithstanding the foregoing: (a) no such termination shall relieve the Company of its obligation to pay the Company Termination Fee, if, as and when required pursuant to Section 8.3; (b) no such termination shall relieve any party for liability for fraud or willful breach prior to the termination of this Agreement; and (c) Section 6.11, Section 8.3, Article IX and this Section 8.2 shall survive the termination of this Agreement.

8.3 Termination Fees.

(a) If (i) this Agreement shall have been terminated by Purchaser pursuant to Section 8.1(e) due to a breach by the Company of Section 6.5, (ii) the Company or any other Person shall have publicly disclosed or announced a Company Alternative Proposal made after the date of this Agreement but prior to the date of the Company Special Meeting, and such Company Alternative Proposal has not been withdrawn, and such withdrawal has not been publicly disclosed and withdrawn or announced, at least five (5) days prior to the date of the Company Special Meeting (or prior to the termination of this Agreement if there has been no Company Special Meeting) and (iii) within nine (9) months of such termination, a definitive agreement with respect to a Company Alternative Proposal has been entered into, and such Company Alternative Proposal is ultimately consummated; provided that, for purposes of this clause (iii), the references to “20%” in the definition of “Company Alternative Proposal” shall be deemed to be references to “more than 80%”;

(b) if the Company shall have terminated this Agreement pursuant to Section 8.1(j); or

(c) if Purchaser shall have terminated this Agreement pursuant to Section 8.1(i);

then, the Company shall, (x) in the case of the foregoing clause (a), upon the consummation of a Company Alternative Proposal, pay to Purchaser the Company Termination Fee; (y) in the case of the foregoing clause (b), prior to or substantially concurrently with such termination, pay to Purchaser the Company Termination Fee; and (z) in the case of the foregoing clause (c), within two (2) Business Days of such termination, pay to Purchaser the Company Termination Fee; it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion. The Company shall pay to Purchaser the Company Termination Fee pursuant to this Section 8.3 by wire transfer in immediately available funds to one or more accounts designated by Purchaser. Following receipt by Purchaser of the Company Termination Fee, the Company shall have no further liability with respect to this Agreement or the transactions contemplated herein to Purchaser, Holdco or any of their Subsidiaries or Affiliates or any other Person, other than in respect of willful breach of this Agreement or fraud. If the Company fails to timely pay the Company Termination Fee when due, then it shall pay Purchaser the interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made plus three percent (3%) per annum through the date such payment is actually received.

(d) The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement.

Article IX
MISCELLANEOUS

9.1 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closings and each shall terminate and expire upon the occurrence of the Closings (and there shall be no liability after the Closings in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closings and then only with respect to any breaches occurring at or after the Closings and (b) this Article IX. Nothing herein is intended to limit any Party’s liability for such Party’s fraud.

9.2 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (a) in person, (b) by e-mail when sent (except where the sender receives a failed delivery message), (c) by facsimile, with affirmative confirmation of receipt, (d) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (e) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Purchaser, Holdco or the Merger Subs at or prior to the Second Closing, to:

Agrico Acquisition Corp.

Boundary Hall, Cricket Square

Grand Cayman, KY1-1102, Cayman Islands
Attention: Brent de Jong
Email: brent@dejongcapital.com

with a copy (which will not constitute notice) to:

Loeb & Loeb LLP
345 Park Ave
New York, NY 10154
Attention: Mitchell S. Nussbaum
E-mail: mnussbaum@loeb.com

If to the Company at or prior to the Second Closing, to:

Kalera AS
8440 Tradeport Dr Suite 102

Orlando, FL 32827
Attention: Curtis McWilliams
Email: Curtis.McWilliams@kalera.com

with a copy (which will not constitute notice) to:

Milbank LLP
55 Hudson Yards
New York, NY 10001
Attention: David Dixter; Iliana Ongun
Email: ddixter@milbank.com; iongun@milbank.com

9.3 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of Purchaser, Holdco and the Company and any assignment without such consent shall be null and void. Notwithstanding the foregoing, the Norwegian Merger shall not be deemed to be an assignment of this Agreement.

9.4 Third Parties. Except for the rights of Milbank and Loeb set forth in this Article IX, and the rights of Purchaser D&O Indemnified Parties and the Company D&O Indemnified Parties set forth in Section 6.14, which the Parties acknowledge and agree are express third-party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

9.5 Arbitration. Any and all disputes, controversies or claims arising out of, relating to, or in connection with this Agreement or the breach, termination or validity hereof, or the transactions contemplated hereby (a “Dispute”) shall be finally resolved by arbitration under the Rules of Arbitration of the ICC (the “ICC Rules”). To the extent that the ICC Rules and this Agreement are in conflict, the terms of this Agreement shall control. The seat of arbitration shall be in New York County, State of New York. The language of the arbitration shall be English. The tribunal shall consist of three arbitrators. The parties to the Dispute shall each be entitled to nominate one arbitrator, provided that where there are multiple claimants or multiple respondents, the multiple claimants jointly and the multiple respondents jointly shall nominate an arbitrator. The third arbitrator, who shall be the presiding arbitrator on the tribunal, shall be nominated by the agreement of the two party-nominated arbitrators or, if they fail to agree on a nomination within fifteen (15) days of the nomination date of the second arbitrator, the third arbitrator shall be promptly selected and appointed by the ICC. The arbitrators shall decide the Dispute in accordance with the substantive law of the state of New York. The proceedings shall be streamlined and efficient. An arbitration award rendered by the tribunal shall be final and binding on the parties to the Dispute. Judgment on the award may be entered in any court having jurisdiction thereof.

9.6 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York (save to the extent necessary to give effect to the Mergers, the Company Capital Reduction and the Purchaser Liquidation, which shall be governed by the laws of the Cayman Islands or the Grand Duchy of Luxembourg (as applicable)) without regard to the conflict of laws principles thereof.

9.7 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages would be inadequate and the non-breaching Parties would have no adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to an injunction, restraining order or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, including the obligation to effect the Closings, without the requirement to post any bond or other security or to prove that money damages or another remedy at Law would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity. In the event that a Party seeks equitable remedies in any Action (including to enforce the provisions of this Agreement or prevent breaches or threatened breaches of this Agreement), each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law. The Parties will not be required to provide any bond or other security in connection with any such injunction. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.7 shall not be required to provide any bond or other security in connection with any such injunction. Notwithstanding the foregoing, under no circumstances shall the Company or Holdco be permitted or entitled to receive both a grant of specific performance that results in a Closing and the Company Termination Fee.

9.8 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties, each acting reasonably and in good faith, will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

9.9 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Company, Holdco, the Merger Subs and Purchaser.

9.10 Waiver. Each Party may, in its sole discretion, (a) extend the time for the performance of any obligation or other act of any other non-Affiliate hereto, (b) waive any inaccuracy in the representations and warranties by such other non-Affiliate contained herein or in any document delivered pursuant hereto and (c) waive compliance by such other non-Affiliate with any covenant or condition contained herein. No provision hereof may be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given. Any such waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

9.11 Schedules and Exhibits. The Company Disclosure Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by the Company in the Company Disclosure Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in the Company Disclosure Schedules. Certain information set forth in the Company Disclosure Schedules is included solely for informational purposes.

9.12 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits, annexes and schedules attached hereto, which exhibits, annexes and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein (it being understood that the Letter of Intent between Purchaser and the Company is hereby terminated in its entirety and shall be of no further force and effect).

9.13 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular form, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP or IFRS (as applicable), based on the Accounting Principles used by the applicable Person; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein”, “hereto”, and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (i) except as otherwise indicated, all references in this Agreement to the words “Section”, “Article”, “Schedule”, “Annex” and “Exhibit” are intended to refer to Sections, Articles, Schedules, Annexes and Exhibits to this Agreement; and (j) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement or any Ancillary Document to a Person’s (i) directors shall include any member of such Person’s governing body, (ii) officers shall include any Person filling a substantially similar position for such Person or (iii) shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. When reference is made to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. For the avoidance of doubt, references to the Company before the Norwegian Merger shall refer to Kalera AS, a Norwegian private limited liability company and after the Norwegian Merger shall refer to Kalera S.A., a Luxembourg public limited company (société anonyme).

9.14 Counterparts. This Agreement and each other document executed in connection with the transactions contemplated hereby may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery by email or facsimile to counsel for the other Party of a counterpart executed by a Party shall be deemed to meet the aforementioned requirements.

9.15 Legal Representation.

(a) Each of the Parties hereby agrees, on its own behalf and on behalf of its directors, managers, members, partners, officers, employees, stockholders and Affiliates, that Milbank LLP (“Milbank”) may serve as counsel to the Target Companies and their respective directors, officers and employees (individually and collectively, the “Seller Group”) in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, and the consummation of the Transactions, and that, following consummation of the Transactions, Milbank (or any of its respective successors) may serve as counsel to the Seller Group or any director, manager, member, partner, stockholder, officer, employee or Affiliate of any member of Seller Group, in connection with any Action or obligation arising out of or relating to this Agreement or the Transactions notwithstanding such representation or any continued representations, and each of the Parties (on its own behalf and on behalf of its Affiliates) hereby consents thereto and irrevocably waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to irrevocably waive any conflict of interest arising from such representation. The Parties agree to take the steps necessary to ensure that any privilege attaching as a result of Milbank representing the Company or any of its Subsidiaries in connection with the Transactions shall survive the Closings and shall remain in effect. As to any privileged attorney client communications between Milbank and the Company or Milbank and any of the Company’s Subsidiaries in connection with the Transactions prior to the Second Closing Date (collectively, the “Milbank Privileged Communications”), Purchaser, Holdco, the Company and each of its Subsidiaries, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that if the Mergers and the other Transactions are consummated, all Milbank Privileged Communications related to such Transactions will become the property of (and be controlled by) the Seller Group, and none of Purchaser, Holdco, the Company or any of its Subsidiaries or any of their respective Affiliates, Subsidiaries, successors or assigns shall retain any copies of such records or have any access to them. In the event that Purchaser or Holdco is legally required or requested by any Governmental Authority to access or obtain a copy of all or a portion of the Milbank Privileged Communications, Purchaser and Holdco shall be entitled to access or obtain a copy of and disclose the Milbank Privileged Communications to the extent necessary to comply with any such legal requirement or request.

(b) Each of the Parties hereby agrees, on its own behalf and on behalf of its directors, managers, members, partners, officers, employees, stockholders and Affiliates that Loeb & Loeb LLP (“Loeb”) may serve as counsel to Purchaser, Holdco, the Merger Subs and their respective directors, officers and employees (individually and collectively, the “Purchaser Group”) in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, and the consummation of the Transactions, and that, following consummation of the Transactions, Loeb (or any of its respective successors) may serve as counsel to the Purchaser Group or any director, manager, member, partner, stockholder, officer, employee or Affiliate of any member of the Purchaser Group, in connection with any Action or obligation arising out of or relating to this Agreement or the Transactions notwithstanding such representation or any continued representations, and each of the Parties (on its own behalf and on behalf of its Affiliates) hereby consents thereto and irrevocably waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to irrevocably waive any conflict of interest arising from such representation. The Parties agree to take the steps necessary to ensure that any privilege attaching as a result of Loeb representing Purchaser, Holdco or the Merger Subs in connection with the Transactions shall survive the Closings and shall remain in effect. As to any privileged attorney client communications between Loeb and Holdco, Loeb and Purchaser, or Loeb and any of Holdco’s Subsidiaries in connection with the Transactions prior to the Second Closing Date (collectively, the “Loeb Privileged Communications”), the Company and its Subsidiaries, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that if the Mergers and the other Transactions are consummated, all Loeb Privileged Communications related to such Transactions will remain the property of (and be controlled by) the Purchaser Group, and the attorney/client privilege and the expectation of client confidence shall not pass to the Company or any of its Subsidiaries or any of their respective Affiliates, Subsidiaries, successors or assigns. In the event that the Company or any of its Subsidiaries is legally required or requested by any Governmental Authority to access or obtain a copy of all or a portion of the Loeb Privileged Communications, the Company and its Subsidiaries shall be entitled to access or obtain a copy of and disclose the Loeb Privileged Communications to the extent necessary to comply with any such legal requirement or request.

Article X
DEFINITIONS

10.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement having provisions as to confidential treatment of information that are substantially the same as those contained in the confidentiality provisions of the Confidentiality Agreement.

“Accounting Principles” means in accordance with GAAP or IFRS (as applicable) as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the First Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Target Companies in the preparation of the latest audited Company Financials.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Additional SEC Reports” has the meaning set forth in Section 6.4.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person, through one or more intermediaries or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Amended Company Articles” means the articles of association of the Company to be adopted in the context of the Second Merger Effective Time in form and substance reasonably acceptable to the Company, Holdco, and Purchaser.

“Amended Holdco Memorandum and Articles of Association” means the amended Memorandum and Articles of Association of Holdco to be adopted by Holdco immediately prior to the First Merger Effective Time, substantially in the form attached hereto as Exhibit E, with such revisions thereto as the Company, Purchaser and Holdco may mutually agree to be necessary or advisable for compliance with applicable law or stock exchange listing standards or the settlement of the transactions contemplated by this Agreement.

“Amended Warrant Agreement” means an amended warrant agreement between Holdco, Purchaser and other parties thereto, in form and substance reasonably satisfactory to Holdco and the Purchaser.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, including the Holdco Equity Plan, the Registration Rights Agreement, the CVR Agreement, the Company Support Agreement, the Sponsor Support Agreement, the Amended Warrant Agreement, that certain Mutual Nondisclosure and Non Circumvention Agreement, dated as of September 14, 2021, by and between Purchaser and Kalera, Inc., a Delaware corporation (the “Confidentiality Agreement”), and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Board Report” has the meaning set forth in Section 1.2(b)(i)(A).

“Business Combination” has the meaning ascribed to such term in the Memorandum of Association.

“Business Combination Proposal” has the meaning set forth in Section 6.6.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York, Luxembourg, Ireland or the Cayman Islands are authorized or required by Law to remain closed for business.

“Cayman Companies Act” means the Companies Act (as revised) of the Cayman Islands.

“Cayman Merger Sub” has the meaning set forth in the preamble.

“Cayman Merger Sub Shareholder Approval Matters” has the meaning set forth in Section 6.22(a).

“Cayman Registrar” has the meaning set forth in Section 1.2(a).

“Certificates of Merger” means the First Merger Certificate of Merger and the Second Merger Certificate of Merger.

“Closing Dates” and “Closing Date” have the meanings set forth in Section 2.1.

“Closing Filing” has the meaning set forth in Section 6.12(b).

“Closing Press Release” has the meaning set forth in Section 6.12(b).

“Closings” and “Closing” have the meanings set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company” has the meaning set forth in the preamble.

“Company Alternative Acquisition Agreement” has the meaning set forth in Section 6.5(d).

“Company Alternative Proposal” means any bona fide written proposal or offer made by any Person other than Purchaser, Holdco and their Affiliates for (a) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company, (b) the direct or indirect acquisition by any Person (including by any asset acquisition, joint venture or similar transaction) of at least twenty percent (20%) of the assets of the Company and its Subsidiaries, on a consolidated basis, (c) the direct or indirect acquisition by any Person of at least twenty percent (20%) of the Company’s equity securities or of the voting power of the outstanding Company Shares, including any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning twenty percent (20%) or more of the Company’s equity securities or shares with twenty percent (20%) or more of the voting power of the outstanding Company Shares, or (d) any combination of the foregoing, in each case of clauses (a) through (c) whether in a single transaction or a series of related transactions.

“Company Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each deferred compensation, compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement or arrangement maintained or contributed to or required to be contributed to by any Target Company for the benefit of any current or former employee of a Target Company, but excluding (a) any Multiemployer Plan or (b) any benefit plan that is contributed to by any Target Company for the benefit of employees outside of the U.S. pursuant to local Law or statute but sponsored or maintained by a Governmental Authority).

“Company Board” has the meaning set forth in Section 5.2.

“Company Capital Reduction” has the meaning set forth in the recitals.

“Company Change of Recommendation” has the meaning set forth in Section 6.5(d).

“Company Convertible Securities” means, collectively, any options, warrants or rights to subscribe for or purchase any capital shares of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital shares of the Company.

“Company Customers” has the meaning set forth in Section 5.21.

“Company D&O Indemnified Persons” has the meaning set forth in Section 6.14(d).

“Company D&O Tail Insurance” has the meaning set forth in Section 6.14(e).

“Company Disclosure Schedules” has the meaning set forth in Article V.

“Company Equity Plan” means the Kalera AS 2018 Incentive Stock Option Plan, as amended from time to time.

“Company Financials” has the meaning set forth in Section 5.7(a).

“Company Leased Properties” has the meaning set forth in Section 5.15(b).

“Company Material Contract” has the meaning set forth in Section 5.12(a).

“Company Option” means an option to purchase Company Shares that was granted pursuant to the Company Equity Plan.

“Company Owned Properties” has the meaning set forth in Section 5.15(a).

“Company Permits” means the permits necessary to lawfully conduct in all material respects the Company’s business as presently conducted or as contemplated to be conducted and to own, lease and operate the Company’s assets and properties.

“Company Real Properties” has the meaning set forth in Section 5.15(b).

“Company Real Property Leases” has the meaning set forth in Section 5.15(b).

“Company Recommendation” has the meaning set forth in Section 5.2.

“Company Shareholder Approval Matters” has the meaning set forth in Section 6.21.

“Company Shareholders” means the holders of Company Shares.

“Company Share Issuance” has the meaning set forth in the recitals.

“Company Shares” means the ordinary shares of the Company, along with any equity securities paid as dividends or distributions after the Closings with respect to such shares or into which such shares are exchanged or converted after the Closings.

“Company Special Meeting” has the meaning set forth in Section 6.21.

“Company Stock Price” means the average of the dollar volume-weighted closing price of a share of the Company’s common stock on the Oslo EuroNext Exchange for the five consecutive trading days immediately prior to the Second Merger, as reported by Bloomberg.

“Company Superior Proposal” means a written Company Alternative Proposal (with all references to “twenty percent (20%)” in the definition of Company Alternative Proposal being treated as references to “fifty percent (50%)” for these purposes) that the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, and taking into account all of the terms and conditions the Company Board considers to be appropriate (but including any conditions to and expected timing of consummation of such Company Alternative Proposal, and all legal, financial and regulatory aspects of such Company Alternative Proposal and this Agreement), and after taking into account any revisions to the terms and conditions to this Agreement made or proposed and committed to in writing by Purchaser in response to such Company Alternative Proposal, to be more favorable to holders of Company Shares than the transactions contemplated by this Agreement.

“Company Support Agreement” has the meaning set forth in the recitals.

“Company Termination Fee” means an amount equal to $11,241,709.

“Company Vendors” has the meaning set forth in Section 5.21.

“Confidentiality Agreement” has the meaning set forth in the definition of “Ancillary Documents”.

“Consent” means any consent, approval, notice of no objection, expiration of applicable waiting period, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses, franchises, leases and other agreements of any kind, written or oral (including any amendments and other modifications thereto and excluding purchase orders and customary terms and conditions).

“Control” of a Person means the ownership of a majority of the voting securities of such Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, Action, directive, pronouncement, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and Prevention and the World Health Organization) in connection with, related to or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act and the Families First Coronavirus Response Act, or any changes thereto.

“D&O Tail Insurance” has the meaning set forth in Section 6.14(c).

“Data Protection Laws” means all applicable Laws in any jurisdiction relating to privacy or the processing, receipt, collection, compilation, use, storage, sharing, data security, disclosure, transfer (including cross-border transfer) or protection of Personal Information, including (without limitation) the GDPR.

“Data Room” means the online data room as of the date of this Agreement that was established by the Company and its Representatives.

“Data Security Requirements” means all of the following to the extent related to the treatment of Personal Information (including the access collection, storage, transfer and use of Personal Information): the Target Companies’ own rules, policies, and procedures (including the Privacy Policies); Data Protection Laws; and covenants, duties and obligations of the Target Companies expressly stated in contracts the Target Companies have entered into or by which they are otherwise bound.

“Dispute” has the meaning set forth in Section 9.5.

“DRE Election” has the meaning set forth in the recitals.

“Effect” has the meaning set forth in the definition of “Material Adverse Effect”.

“Effective Time” has the meaning set forth in Section 1.2(b).

“Enforceability Exceptions” has the meaning set forth in Section 3.2.

“Environmental Law” means any applicable Law relating to (a) the protection of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of Hazardous Materials.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means 0.091.

“Existing Registration Rights Agreement” means the Registration Rights Agreement, dated as of July 7, 2021, by and among Purchaser and the Purchaser investors party thereto.

“Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to Purchaser, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination.

“Expert Reports” has the meaning set forth in Section 1.2(b)(i)(B).

“Federal Securities Laws” has the meaning set forth in Section 6.7.

“First Closing” has the meaning set forth in Section 2.1.

“First Closing Date” has the meaning set forth in Section 2.1.

“First Merger” has the meaning set forth in the recitals.

“First Merger Certificate of Merger” means the certificate of merger issued by the Cayman Registar, as prima facie evidence of compliance with all requirements of the Cayman Companies Act in respect of the First Merger.

“First Merger Effective Time” has the meaning set forth in Section 1.2(a).

“First Merger Plan of Merger” has the meaning set forth in Section 1.1(a).

“First Merger Surviving Corporation” has the meaning set forth in Section 1.1(a).

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“GDPR” means the General Data Protection Regulation (EU) 2016/679, including any predecessor, successor or implementing legislation in respect of the foregoing, and any amendments or re-enactments of the foregoing.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, regulatory body or other similar regulatory or dispute-resolving panel or body.

“Hazardous Material” means any waste substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “hazardous material”, or “toxic waste” (or by any similar term) under any Environmental Law, including petroleum and its by-products, asbestos, per- and polyfluoroalkyl substances, and polychlorinated biphenyls.

“Holdco” has the meaning set forth in the preamble.

“Holdco Articles” means the current articles of association of Holdco, as amended and in effect under the Irish Companies Act.

“Holdco Disclosure Schedules” has the meaning set forth in Article IV.

“Holdco Equity Plan” has the meaning set forth in Section 6.19.

“Holdco Ordinary Shares” means all of the issued and outstanding euro ordinary shares of Holdco, par value €1.00 per share.

“Holdco Option” has the meaning set forth in Section 1.8(a).

“Holdco Reregistration” has the meaning set forth in Section 6.3(c).

“Holdco Securities” means the Holdco Ordinary Shares and the Holdco Warrants, collectively.

“Holdco Shareholder Approval Matters” has the meaning set forth in Section 6.22(a).

“Holdco Warrant” means each one whole warrant entitling the holder thereof to subscribe for one (1) Holdco Ordinary Share at a purchase price of $11.50 per share.

“ICC” means the International Chamber of Commerce or any successor organization conducting arbitrations.

“ICC Rules” has the meaning set forth in Section 9.5.

“IFRS” means International Financial Reporting Standards, as adopted by the European Union pursuant to EU Regulation No. 1606/2002 of the European Parliament and the Council concerning the use of International Accounting Standards Board.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP or IFRS (as applicable to such Person), (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of banker’s acceptances issued or created, (g) net obligations under interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, (i) all obligations secured by a Lien on any property of such Person, and (j) all obligations described in clauses (a) through (i) of any other Person which are directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets and Software.

“Interim Balance Sheet Date” has the meaning set forth in Section 5.7(a).

“Interim Period” has the meaning set forth in Section 6.1(a).

“Internet Assets” means any and all domain name registrations, websites, web addresses and applications for registration therefor.

“In-the-Money Company Option” means a Company Stock Option that is not an Out-of-the-Money Company Option.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IPO” means the initial public offering of Purchaser Ordinary Shares pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of Purchaser, dated as of July 7, 2021, and filed with the SEC (Registration No. 333-255426).

“Irish Companies Act” means the Companies Act 2014 (as amended) of Ireland.

“IT Systems” means any information technology and information technology equipment, including any system, network, hardware, computer, software (including in source code and object code and including any system software, operational software, application software, interface or firmware), router, hub, server and database used by each Target Company.

“Knowledge” means, with respect to (i) the Company, the actual knowledge of Curtis McWilliams, Fernando Cornejo, Cristian Toma, Austin Martin, and Jade Stinson after due inquiry, or (ii) any other Party, if an entity, the actual knowledge of its directors and executive officers.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Letter of Intent” means that certain letter of intent, dated as of October 24, 2021, by and between Purchaser, the Company and Kalera S.A.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or IFRS (as applicable) or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any claim, mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Loeb” has the meaning set forth in Section 9.15(a).

“Loeb Privileged Communications” has the meaning set forth in Section 9.15(a).

“Lux Holdco” has the meaning set forth in the recitals.

“Lux Merger Sub” has the meaning set forth in the preamble.

“Lux Merger Sub Shareholder Approval Matters” has the meaning set forth in Section 6.22(a).

“Luxembourg Companies Act” means the Law of August 10, 1915 on commercial companies, as amended.

“Material Adverse Effect” means any effect, occurrence, development, fact, condition or change (“Effect”) that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of the Company and the Target Companies, taken as a whole; provided, however, that any facts, events, occurrences, changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other such facts, events, occurrences, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has occurred or could reasonably be expected to occur a Material Adverse Effect: (i) changes in interest rates, or economic, business, financial, commodity, currency, market or political conditions; (ii) any Effect generally affecting the industries or markets in which the Target Companies operate; (iii) any proposal, enactment or change in interpretation of, or other change in, applicable Law, GAAP or IFRS (as applicable), or other applicable Accounting Principles or mandatory changes in the regulatory accounting requirements applicable to any industry or market in which the Target Companies operate; (iv) any outbreak or any development, change, worsening or escalation of hostilities (whether or not armed), acts of war (whether or not declared), sabotage or terrorism; (v) any Act of God, pandemic, hurricane, tornado, flood, volcano, earthquake or other natural or manmade disaster or force majeure event, including any effects of the COVID-19 epidemic, any COVID-19 Measures, or the Target Companies’ compliance therewith; (vi) any cyberattack on or involving any of the Target Companies; (vii) the announcement or the execution of this Agreement, the pendency or consummation of the Mergers or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, landlords, licensors, distributors, partners, providers and employees; (viii) any failure in and of itself to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that any Effect not otherwise excluded from this definition of Material Adverse Effect underlying such failure has resulted or could reasonably be expected to result in a Material Adverse Effect and shall not apply in the event of fraud by the Company; (ix) any matters set forth on the Company Disclosure Schedules; and (x) any action required by the terms of this Agreement or the transactions contemplated hereby or otherwise consented to in writing by Purchaser; provided, further, however, that such changes referred to in clauses (i) through (v) may be taken into account to the extent (but only to the extent) that such change has a disproportionate and adverse impact on the Target Companies, taken as a whole, as compared to other similarly situated competitors or comparable entities operating in the industries, markets and geographic locations in which the Target Companies operate.

“Material Company IP” has the meaning set forth in Section 5.13(a).

“Memorandum of Association” means the Amended and Restated Memorandum of Association of Purchaser as in effect on the date hereof.

“Mergers” has the meaning set forth in the recitals.

“Merger Subs” has the meaning set forth in the preamble.

“Milbank” has the meaning set forth in Section 9.15(a).

“Milbank Privileged Communications” has the meaning set forth in Section 9.15(a).

“Multiemployer Plan” shall have the meaning set forth in Section 3(37) of ERISA.

“Nasdaq” means the Nasdaq Stock Market.

“Norwegian Business Register” means the Norwegian Register of Business Enterprises (Norwegian: “Foretaksregisteret”).

“Norwegian Companies Act” means the Norwegian Private Limited Companies Act of 13 June 1997 no. 44.

“Norwegian Merger” means the merger of the Company and Lux Holdco pursuant to a cross-border merger by absorption between the Company and Lux Holdco, with Lux Holdco as the surviving entity, and the listing of the Company’s securities on Euronext Growth Oslo, and actions taken in connection therewith.

“OFAC” has the meaning set forth in Section 3.14(c).

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Out-of-the-Money Company Option” means each Company Stock Option for which the per share exercise price is equal to or greater than the Company Stock Price.

“Outside Date” has the meaning set forth in Section 8.1(b).

“Party” and “Parties” have the meanings set forth in the preamble.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens which result from all statutory or other liens for Taxes or assessments that are not yet due and payable or delinquent or the validity of which is being contested in good faith by appropriate proceedings along with the posting of any security or bond required under applicable Law in connection with such contest, (b) Liens imposed by applicable Law, (c) Liens arising in connection with any cashiers’, landlords’, workers’, mechanics’, carriers’, repairers’ or other similar liens imposed by law and arising out of obligations incurred in the ordinary course of business consistent with past practice, (d) Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) or zoning, building, entitlement and other land use and environmental regulations that (i) are matters of record, (ii) would be disclosed by a current, accurate survey or physical inspection of such real property, or (iii) do not materially interfere with the present uses of such real property, (e) with respect to any Company Leased Property (i) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (ii) any Lien permitted under a Company Real Property Lease, and (iii) any Liens encumbering the underlying fee title of the real property of which the Company Leased Property is a part, (f) Liens that that do not, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and the Target Companies, taken as a whole, (g) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (h) Liens securing any Indebtedness of the Company and the Target Companies, (i) any right, interest, Lien or title of a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license, lease or other similar agreement or other property being leased or licensed including licenses of Intellectual Property, (j) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, and (k) Liens disclosed in the Company Disclosure Schedules.

“Person” means a natural person, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), company, limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Information” means, in addition to the definition for any similar term (e.g., “personal data” or “personally identifiable information”) provided by applicable Laws, any information that identifies, could be used to identify (directly or indirectly), or is otherwise associated with an individual person.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Post-Closing Holdco Board” has the meaning set forth in Section 6.13.

“Privacy Policies” means commercially reasonable privacy policies regarding the handling and security of Personal Information in connection with the operation of the business of the Target Companies.

“Proxy Statement” has the meaning set forth in Section 6.11(a).

“Public Certifications” has the meaning set forth in Section 3.6(a).

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Alternative Proposal” means any bona fide written proposal or offer made by any Person other than the Company and its Affiliates for (a) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving Purchaser, (b) the direct or indirect acquisition by any such Person or its Affiliates (including by any asset acquisition, joint venture or similar transaction) of at least twenty percent (20%) of the assets of Purchaser and its Subsidiaries, on a consolidated basis, (c) the direct or indirect acquisition by any Person or its Affiliates of at least twenty percent (20%) of Purchaser’s equity securities or of the voting power of the outstanding equity securities of Purchaser, including any tender offer or exchange offer that, if consummated, would result in any such Person or its Affiliates beneficially owning twenty percent (20%) or more of Purchaser’s equity securities or shares with twenty percent (20%) or more of the voting power of the outstanding equity securities of Purchaser, or (d) any combination of the foregoing, in each case of clauses (a) through (c) whether in a single transaction or a series of related transactions.

“Purchaser Board” has the meaning set forth in Section 3.2.

“Purchaser Change of Recommendation” has the meaning set forth in Section 6.11(e).

“Purchaser Class A Ordinary Shares” means the Class A ordinary shares of a par value of $0.0001 each of Purchaser.

“Purchaser Class B Ordinary Shares” means the Class B ordinary shares of a par value of $0.0001 each of Purchaser.

“Purchaser D&O Indemnified Persons” has the meaning set forth in Section 6.14(b).

“Purchaser Disclosure Schedules” has the meaning set forth in Article III.

“Purchaser Financials” has the meaning set forth in Section 3.6(b).

“Purchaser Liquidation” has the meaning set forth in the recitals.

“Purchaser Ordinary Shares” means the Purchaser Class A Ordinary Shares and Purchaser Class B Ordinary Shares.

“Purchaser Preferred Shares” has the meaning set forth in Section 3.5(a).

“Purchaser Private Warrants” means the warrants issued in a private placement to DJCAAC LLC and Maxim Group LLC by Purchaser at the time of the consummation of the IPO, entitling the holder thereof to purchase one (1) Purchaser Class A Ordinary Share per warrant at a purchase price of $11.50 per share. For the avoidance of doubt, Purchaser Public Warrants shall include any additional whole warrants issued after the date of this Agreement.

“Purchaser Public Warrant” means each whole warrant (other than the Purchaser Private Warrants), entitling the holder thereof to purchase one (1) Purchaser Class A Ordinary Share at a purchase price of $11.50 per share.

“Purchaser Securities” means the Purchaser Ordinary Shares and the Purchaser Warrants, collectively.

“Purchaser Shareholder” means, from time to time, each holder of Purchaser Ordinary Shares.

“Purchaser Shareholder Approval Matters” means together: (i) the approval of the Transactions by a simple majority of the votes of those Purchaser Shareholders entitled to vote and voting (in person or by proxy) at a duly convened and quorate meeting of the Purchaser Shareholders, (ii) the approval of the First Merger by a majority of at least two-thirds of the votes of those Purchaser Shareholders entitled to vote and voting (in person or by proxy) at a duly convened and quorate meeting of the Purchaser Shareholders and (iii) the approval of such other matters as the Company, Holdco and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions.

“Purchaser Share Issuance” has the meaning set forth in the recitals.

“Purchaser Special Meeting” has the meaning set forth in Section 6.11(a).

“Purchaser Warrants” means Purchaser Private Warrants and Purchaser Public Warrants, collectively.

“Redemption” has the meaning set forth in Section 6.11(a).

“Redemption Price” means an amount equal to the price at which each Purchaser Ordinary Share is redeemed pursuant to the Redemption (as equitably adjusted for share splits, share dividends, combinations, recapitalizations and the like).

“Registration Statement” has the meaning set forth in Section 6.11(a).

“Related Person” has the meaning set forth in Section 5.19.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment. “Released” shall have a correlative meaning hereto.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Required Cayman Merger Sub Shareholder Approval” means the Cayman Merger Sub Shareholder Approval Matters shall have been approved by Holdco, as the sole shareholder of Cayman Merger Sub, in accordance with Cayman Merger Sub’s Organizational Documents and applicable Law.

“Required Lux Merger Sub Shareholder Approval” means the Lux Merger Sub Shareholder Approval Matters shall have been approved by Holdco, as the sole shareholder of Lux Merger Sub, in accordance with Cayman Merger Sub’s Organizational Documents and applicable Law.

“Required Company Shareholder Approval” has the meaning set forth in Section 7.1(a).

“Required Holdco Shareholder Approval” has the meaning set forth in Section 7.1(a).

“Required Purchaser Shareholder Approval” has the meaning set forth in Section 7.1(a).

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 3.6(a).

“Second Merger” has the meaning set forth in the recitals.

“Second Merger Certificate of Merger” means the confirmation from a Luxembourg notary as prima facie evidence of compliance with all corporate requirements of the Luxembourg Companies Act in respect of the Second Merger.

“Second Merger Effective Time” has the meaning set forth in Section 1.2(b).

“Second Merger Plan of Merger” has the meaning set forth in Section 1.1(b).

“Second Merger Surviving Corporation” has the meaning set forth in Section 1.1(b).

“Section 16” has the meaning set forth in Section 6.23.

“Second Closing” has the meaning set forth in Section 2.2.

“Second Closing Date” has the meaning set forth in Section 2.2.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Seller Group” has the meaning set forth in Section 9.14.

“Signing Filing” has the meaning set forth in Section 6.12(b).

“Signing Press Release” has the meaning set forth in Section 6.12(b).

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Sponsor Support Agreement” has the meaning set forth in the recitals.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Takeover Law” means any “fair price”, “supermajority”, “moratorium”, “business combination statute or regulation”, “control share acquisition” or other form of antitakeover Law.

“Target Company” means each of the Company and its direct and indirect Subsidiaries.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, assessments or charges in the nature of a tax, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person (other than any commercial agreements the primary purpose of which does not relate to taxes).

“Trade Secrets” means any confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions and improvements, in each case, to the extent that such information derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable through proper means by, another person who can obtain economic value from the disclosure or use of the information.

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Transactions” has the meaning set forth in Section 1.3.

“Transfer Agent” has the meaning set forth in Section 1.7(a).

“Transfer Taxes” has the meaning set forth in Section 6.24.

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of July 7, 2021, as it may be amended, by and between Purchaser and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, a New York limited purpose trust company, in its capacity as trustee under the Trust Agreement.

“WARN Act” has the meaning set forth in Section 5.16(d).

“XOSL” means the Oslo Stock Exchange.

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IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

PURCHASER:

AGRICO ACQUISITION CORP.

By:	/s/ Brent de Jong
Name:	Brent de Jong
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

HOLDCO:

FIGGREEN LIMITED

By:	/s/ Fernando Cornejo
Name:	Fernando Cornejo
Title:	Director

LUX MERGER SUB:

Represented by FIGGREEN LIMITED, acting as sole founding shareholder and in the name and on behalf of Lux Merger Sub, in process of incorporation

By:	/s/ Fernando Cornejo
Name:	Fernando Cornejo
Title:	Director

[Signature Page to Business Combination Agreement]

CAYMAN MERGER SUB:

KALERA CAYMAN MERGER SUB

By:	/s/ Brent de Jong
Name:	Brent de Jong
Title:	Director

[Signature Page to Business Combination Agreement]

THE COMPANY:

KALERA AS

By:	/s/ Curtis McWilliams
Name:	Curtis McWilliams
Title:	Interim Chief Executive Officer

[Signature Page to Business Combination Agreement]